                                                                    EXHIBIT 10.1

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT



                                  By and Among



                         CORAM HEALTHCARE CORPORATION,

                        CURAFLEX HEALTH SERVICES, INC.,

                             HEALTHINFUSION, INC.,

                                 MEDISYS, INC.,

                                H.M.S.S., INC.,

                                      and

                               T2 MEDICAL, INC.,

                                as Co-Borrowers,


                        TORONTO DOMINION (TEXAS), INC.,

                                   as Agent,

                          THE BANK OF NOVA SCOTIA and
                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                                  as Co-Agents

                                      and


                    THE FINANCIAL INSTITUTIONS PARTY HERETO



                         Dated as of February 10, 1995

                              ____________________


                                  $150,000,000

                              TABLE OF CONTENTS

                                                                                                                      Page
ARTICLE 1            Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2            Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         2.1         Revolving Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                     (a)       Revolving Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                     (b)       Commitment Limits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                     (c)       Borrowing Procedures   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.2         Interest and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                     (a)       Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                     (b)       Extensions and Conversions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                     (c)       Adjustment of Rate Spreads   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                     (d)       Commitment Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                     (e)       Computation of Interest and Commitment Fee   . . . . . . . . . . . . . . . . . . . . .  25
                     (f)       Illegality, Taxation and Additional Interest Rate
                               Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                     (g)       Capital Adequacy Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                     (h)       Substitution of Banks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         2.3         Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                     (a)       Payment of Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                     (b)       Optional Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                     (c)       Mandatory Prepayment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                     (d)       Payments Prior to Interest Period Expiration   . . . . . . . . . . . . . . . . . . . .  29
                     (e)       Payments by the Co-Borrowers   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                     (f)       Payments by the Banks to the Agent   . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (g)       Sharing of Payments, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (h)       Offset   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         2.4         Joint and Several Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 3            Security Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         3.1         Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.2         Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE 4            Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         4.1         Conditions to Initial Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                     (a)       Delivery of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                     (b)       Reports, Certificates and Other Information  . . . . . . . . . . . . . . . . . . . . .  36
                     (c)       Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                     (d)       Payment of Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                     (e)       No Existing Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                     (f)       Representations and Warranties Correct   . . . . . . . . . . . . . . . . . . . . . . .  37
                     (g)       Legality of Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                     (h)       [Reserved]   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                     (i)       Perfection of Liens and Security Interests   . . . . . . . . . . . . . . . . . . . . .  37
                     (j)       [Reserved]   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                     (k)       Solvency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                     (l)       Written Receipt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                     (m)       Notice of Authorized Representatives   . . . . . . . . . . . . . . . . . . . . . . . .  37
                     (n)       Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.2         Conditions to Each Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     (a)       Amendment Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     (b)       No Existing Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     (c)       Representations and Warranties Correct   . . . . . . . . . . . . . . . . . . . . . . .  38
                     (d)       Loan Request   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                     (e)       No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         4.3         Conditions for the Benefit of the Agent and the Banks  . . . . . . . . . . . . . . . . . . . . .  39
         4.4         Failure of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 5            Representations and Warranties of the Co-Borrowers . . . . . . . . . . . . . . . . . . . . . . .  39

         5.1         Due Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.2         Organization, Standing and Qualification of Subsidiaries . . . . . . . . . . . . . . . . . . . .  40
         5.3         Absence of Certain Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         5.4         Requisite Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.5         Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.6         Officer Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.7         Binding Nature . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.8         No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         5.9         No Event of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.10        Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.11        [Reserved] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.12        Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.13        Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.14        Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.15        Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.16        Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.17        Tax Returns and Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.18        Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                     (a)       Plans Maintained   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                     (b)       Reporting and Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                     (c)       Qualification of Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                     (d)       Contributions and Premiums   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                     (e)       Litigation and Extraordinary Claims  . . . . . . . . . . . . . . . . . . . . . . . . .  45
                     (f)       Prohibited Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                     (g)       COBRA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.19        Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.20        Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.21        Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.22        Statutory Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.23        Use of Proceeds; Regulation U  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.24        Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

         5.25        Fiscal year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.26        [Reserved] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         5.27        Compliance With Physician Self-Referral Laws . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE 6            Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

         6.1         Accounting Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         6.2         Financial Statements and Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         6.3         Inspection of Property Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         6.4         Maintenance of Existence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         6.5         Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.6         Qualifications To Do Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.7         Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.8         Material Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.9         Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         6.10        Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.11        Taxes and Other Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.12        Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.13        Compliance with Governmental Approvals and Governmental
                     Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.14        Compliance with Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.15        Prevent Contamination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         6.16        Tax Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         6.17        Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         6.18        Financial Tests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         6.19        Concentration Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         6.20        Compliance Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

ARTICLE 7            Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

         7.1         Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         7.2         Change of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         7.3         Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         7.4         Accounting Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         7.5         Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         7.6         Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         7.7         Contingent Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         7.8         Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         7.9         Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         7.10        Sale-Leaseback Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         7.11        Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         7.12        Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         7.13        Restrictive Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         7.14        Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         7.15        Certain ERISA Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         7.16        Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         7.17        Litigation Settlement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         7.18        Adoption of "Rabbi Trust"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61

ARTICLE 8            Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

         8.1         Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                     (a)       Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                     (b)       Certain Covenants in This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .  62
                     (c)       Other Covenants and Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                     (d)       Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                     (e)       Monetary Judgment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                     (f)       Non-Monetary Judgments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
                     (g)       Liens for Pension Contributions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                     (h)       ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                     (i)       Cross-Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
                     (j)       Bankruptcy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                     (k)       Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                     (l)       Invalidity of Loan Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
                     (m)       Impairment of Collateral   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                     (n)       Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
                     (o)       Change of Management   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         8.2         Termination of Commitment and Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

ARTICLE 9            The Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

         9.1         Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         9.2         Delegation of Duties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.3         Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.4         Reliance by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         9.5         Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.6         Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.7         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         9.8         Agent in Individual Capacity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         9.9         Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.10        Co-Agents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

ARTICLE 10           Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69

         10.1        Successors and Assigns and Sale of Interests . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         10.2        No Implied Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         10.3        Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         10.4        Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         10.5        Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         10.6        Costs, Expenses and Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         10.7        General Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         10.8        Environmental Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         10.9        Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         10.10       Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.11       Governing Law and Consent to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.12       Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.13       Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.14       Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
         10.15       Amendment and Restatement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76

                             EXHIBITS AND SCHEDULES

No.                                        Description
- ---                                        -----------
Exhibit 2.1(c)                             Form of Loan Request

Exhibit 2.1(d)                             Form of Note

Exhibit 2.2(b)                             Notice of Conversion/Extension

Exhibit 3.1                                Form of Security Agreement

Exhibit 3.2                                Form of Guaranty

Exhibit 4.1(m)                             Notice of Authorized Representatives

Exhibit 6.2(c)-1                           Form of Certificate of Compliance

Exhibit 6.2(c)-2                           Form of Certificate re Real Property and New Locations

Exhibit 10.1                               Form of Assignment and Acceptance

Schedule 2.3(c)(ii)                        Assets to be Sold

Schedule 5.2                               List of Subsidiaries

Schedule 5.4                               Exceptions to Requisite Corporate Power

Schedule 5.8                               Exceptions to "No Conflicts"

Schedule 5.15                              Intellectual Property

Schedule 5.16                              Litigation and Contingent Liabilities

Schedule 5.18(i)                           ERISA Title IV Benefit Plans

Schedule 5.18(ii)                          Other Benefit Plans

Schedule 5.20                              List of Insurance Policies

Schedule 5.21                              Exceptions to Compliance with Laws

Schedule 5.27                              Exceptions to Compliance with Physician Self-Referral Laws

Schedule 7.6                               List of Existing Permitted Encumbrances

Schedule 7.8                               List of Existing Interest-Bearing Indebtedness

Schedule 7.12                              Existing Transactions with Affiliates

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT


         THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of February 10, 1995, by and amongCORAM HEALTHCARE CORPORATION, a Delaware corporation ("Coram"), CURAFLEX HEALTH SERVICES, INC., a Delaware corporation ("Curaflex"), HEALTHINFUSION, INC., a Florida corporation ("HealthInfusion"), MEDISYS, INC., a Delaware corporation ("Medisys"), H.M.S.S., INC., a Delaware corporation ("HMSS"), and T2 MEDICAL, INC., a Delaware corporation ("T2"), TORONTO DOMINION (TEXAS), INC., as agent for the financial institutions party hereto (in such capacity, the "Agent"), THE BANK OF NOVA SCOTIA and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as co-agents (in such capacity, the "Co-Agents"), and THE FINANCIAL INSTITUTIONS PARTY TO THIS AGREEMENT (collectively, the "Banks"; individually, a "Bank").

                              W I T N E S S E T H:

         WHEREAS, the Co-Borrowers, the Agent and Toronto Dominion (Texas), Inc. ("Toronto-Dominion"), as a Bank, were parties to a certain Credit Agreement dated as of October 17, 1994 (the "Prior Credit Agreement"); and

         WHEREAS, immediately prior to the execution and delivery of this Agreement, Toronto Dominion (Texas), Inc. (a) assigned a portion of its outstanding Loans and Commitments under the Prior Credit Agreement to The Bank of Nova Scotia and (b) assigned a portion of its outstanding Loans and Commitments under the Prior Credit Agreement to Bank of America National Trust and Savings Association and such Banks thereby acquired interests in and became parties to the Prior Credit Agreement; and

         WHEREAS, the Borrower, the Agent and the Banks desire to amend and restate the Prior Credit Agreement in its entirety as set forth herein;

         In consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1


                                  Definitions

         In addition to any terms defined elsewhere in this Agreement, the following terms have the meanings indicated for purposes of this Agreement (such definitions being equally applicable to the singular and plural forms of the defined term):

         "Acceleration" means that the Loans (i) shall not have been paid at the Final Maturity Date, or (ii) shall have become due and payable prior to their stated maturity pursuant to Paragraph 8.2 hereof.

         "Account" means any right to payment, whether or not it has been earned by performance, for goods sold or leased or for services rendered in the ordinary course of business which is not evidenced by an instrument (except as part of chattel paper).

         "Account Debtor" means the Person obligated in respect of an Account.

         "Affected Bank" has the meaning specified in Paragraph 2.2(h) hereof.

         "Affiliate" means with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the outstanding capital stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or
(iii) each of such Person's officers, directors, joint venturers and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

         "Agent" has the meaning specified in the heading to this Agreement.

         "Agent's Fee Letter" means those certain letters dated October 6, 1994 and January 10, 1995 from the Agent to Coram, referred to therein as the Agent's Commitment Letter.

         "Agent-Related Persons" has the meaning set forth in Paragraph 9.3 hereof.

         "Agreement" or "Credit Agreement" means this Credit Agreement, as from time to time amended, modified or supplemented.

         "Amendment Closing Date" means the date on which all of the conditions set forth in Paragraph 4.1 hereof have been satisfied or waived.

         "Applicable Spread" means

                 (i)      with respect to Base Rate Loans, the Base Rate
         Spread; and

                 (ii)     with respect to LIBOR Loans, the LIBOR Spread.

         "Assignee" has the meaning specified in Paragraph 10.1(b) hereof.

         "Assignment and Acceptance" has the meaning specified in Paragraph 10.1(b) hereof.

         "Authorized Officer" means each officer or other designee of a corporation authorized by the board of directors of that corporation to act on behalf of that corporation under this Agreement or any of the other Loan Documents.

         "Authorized Representatives" shall mean those officers, employees or other persons designated by Coram on the most current Notice of Authorized Representatives delivered to the Agent as being authorized to request any borrowing, to make any interest rate designation on behalf of any Co-Borrower hereunder, or to give the Agent any other notice hereunder which is contemplated by the terms hereof.

         "Bank Indemnitees" has the meaning set forth in Paragraph 10.7 hereof.

         "Bank" or "Banks" has the meaning specified in the heading of this Agreement and any successors thereto.

         "Banking Day" means a day other than a Saturday or a Sunday when commercial banks are open for business in Denver, Colorado, Houston, Texas and New York, New York and, with respect to LIBOR Loans, when commercial banks are open for business in London, England.

         "Base LIBOR" shall mean, for any Interest Period pertaining to a LIBOR Loan, the rate per annum at which the Agent or any affiliate thereof is offered dollar deposits in the interbank Eurodollar market at approximately 11:00 a.m. (London time) two (2) Banking Days prior to the beginning of the Interest Period for such Loan, for delivery on the first day thereof for the number of months comprised therein and in an amount equal to the amount of the LIBOR Loan to be outstanding from Toronto-Dominion or any affiliate thereof during such Interest Period.

         "Base Rate" means on any day the greater of (a) the Prime Rate in effect on that day, or (b) the Federal Funds Rate in effect on that day plus 0.5% per annum.

         "Base Rate Loans" means all Loans bearing interest at a rate based on the Base Rate.

         "Base Rate Spread" means, for Base Rate Loans outstanding, the percentage per annum calculated as set forth in Paragraph 2.2(c) hereof.

         "Blocked Investment Account" has the meaning specified therefor in the Security Agreement.

         "Borrowing" means an extension of a Loan by the Banks to any Co-Borrower pursuant to Article 2 hereof.

         "Capital Expenditure" means any expenditure that would be capitalized on the balance sheet of Coram (consolidated with its Subsidiaries) as of the end of that period, in conformity with GAAP, other than payment of the purchase price of any fixed assets in connection with a Permitted Acquisition.

         "Capitalized Lease" means any lease under which the obligation of the lessee is required by GAAP to be shown as a liability on the financial statements of the lessee.

         "Capitalized Lease Obligation" means any lease obligation that, in accordance with GAAP, is required to be shown as a liability on the financial statements of the lessee. The amount of a Capitalized Lease Obligation shall be the amount required by GAAP so to be shown.

         "Cash Flow" means, for any fiscal period, EBITDA for such period less Consolidated Capital Expenditures actually made during such period less any dividends or other distributions in respect of any capital stock of Coram or to repurchase (net of re-sales of repurchased stock sold to employees) or redeem any capital stock of Coram.

         "Cash Flow Coverage Ratio" means for any period the ratio of (a) Cash Flow for such period, to (b) the sum of (i) Consolidated Interest Expense for such period, plus (ii) scheduled principal payments during such period in respect of long-term debt of Coram and its Subsidiaries on a consolidated basis, plus (iii) scheduled principal payments during such period in respect of Capitalized Lease Obligations of Coram and its Subsidiaries on a consolidated basis.

         "Cash Management Policy" means the cash management policy of Coram as in effect on the Initial Closing Date.

         "Change of Control" means the occurrence of any of the following events: (a) all or substantially all of the assets of Coram are sold, leased, exchanged or otherwise transferred to any Person or group of Persons acting in concert as a partnership or other group; (b) Coram is merged or consolidated with or into another corporation with the effect that all or any of the common stockholders immediately prior to such merger or consolidation hold directly or indirectly less than seventy-five percent (75%) of the ordinary voting power of the outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation; or (c) a Person or group (as such term is used in rule 13d-5 under the Securities Exchange Act of 1934) of Persons shall, as a result of a tender or exchange offer, open market purchases, merger, privately negotiated purchases or otherwise, have become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities having twenty-five percent (25%) or more of the ordinary voting power of then outstanding securities of Coram.

         "Co-Agents" has the meaning specified in the Preamble to this Agreement.

         "COBRA" means Title X of the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended from time to time.

         "Co-Borrower" means any one of Coram, Curaflex, HealthInfusion, HMSS, Medisys and T2, and "Co-Borrowers" means all such corporations collectively.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral" means, collectively, all of the assets and property constituting collateral under the Security Agreement or any document or instrument executed pursuant thereto or under any of the other Loan Documents.

         "Collateral Agent" has the meaning specified in the Security Agreement.

         "Collateral Documents" means the Security Agreement and any other documents or instruments executed pursuant to the Security Agreement.

         "Commitment" means the obligation of the Banks severally to extend Loans to the Co-Borrowers pursuant to the terms and conditions of Paragraph 2.1 hereof.

         "Commitment Amount" means, with respect to each Bank, an amount equal to such Bank's Commitment Percentage multiplied by the Total Commitment Amount.

         "Commitment Fee" has the meaning set forth in Paragraph 2.2(d) hereof.

         "Commitment Letter" means the letter agreement dated January 10, 1995 from The Toronto-Dominion Bank to Coram, countersigned by Coram January 10, 1995.

         "Commitment Percentage" means the percentage set forth after each Bank's signature at the end of this Agreement, plus the aggregate of any Commitment Percentages thereafter acquired by such Bank as the Assignee pursuant to any Assignment and

Acceptances to which such Bank is a party, less the aggregate of any Commitment Percentages assigned by such Bank pursuant to any Assignment and Acceptances to which such Bank is a party, and, as to any new Bank, the aggregate of any Commitment Percentages acquired by such new Bank as the Assignee pursuant to any Assignment and Acceptances to which such new Bank is a party, less the aggregate of any Commitment Percentages assigned by such new Bank as the Assignor pursuant to any Assignment and Acceptances to which such new Bank is a party.

         "Concentration Account" means an account into which substantially all cash receipts of Coram and its Wholly Owned Subsidiaries are deposited. On the Amendment Closing Date, the Concentration Account is Account Number 4896044377 maintained at Wells Fargo Bank, N.A., 464 California Street, San Francisco, California 94104, in the name of Coram Healthcare Corporation general account.

         "Consolidated Capital Expenditures" means the aggregate Capital Expenditures of Coram and its Subsidiaries.

         "Consolidated Funded Debt" means, for Coram and its Subsidiaries on a consolidated basis, all Obligations, all Letters of Credit, and all other interest-bearing Indebtedness (excluding Reverse Repurchase Agreements permitted pursuant to Section 7.5(g) hereof).

         "Consolidated Interest Expense" means, for any period, gross consolidated interest expense for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments such portion of payments under Capitalized Leases as may be characterized as interest expense in accordance with GAAP) for Coram and its Subsidiaries, plus the portion of the up-front costs and expenses for Rate Contracts (to the extent not included in gross interest expense) fairly allocated to such Rate Contracts as expenses for such period; as determined in accordance with GAAP.

         "Consolidated Liabilities" means all liabilities of Coram and its Subsidiaries that would, in accordance with GAAP, be required to be included as liabilities on a consolidated balance sheet of Coram and its Subsidiaries.

         "Consolidated Net Income" means, for any period, the net income of Coram and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that in determining Consolidated Net Income, there shall not be included in gross revenues any earnings of, and dividends payable to, Coram or any of its Subsidiaries in a currency which at the time may not be converted into Dollars under the laws of the nation issuing such currency.

         "Consolidated Net Revenue" means net revenue for Coram and its Subsidiaries on a consolidated basis.

         "Contingent Obligation" means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including, without limitation, any such obligation for which that Person is in effect liable through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet item, level of income or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation, services or lease regardless of the nondelivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Contingent Obligation (subject to any limitation set forth therein) shall be equal to the outstanding principal amount of the debt, obligation or other liability guaranteed thereby or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

         "Controlled Group" means any Co-Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with any Co-Borrower pursuant to section 414(b) or (c) of the Code.

         "Coram" has the meaning specified in the heading to this Agreement.

         "Curaflex" has the meaning specified in the heading to this Agreement.

         "Dollars" and "$" mean United States Dollars.

         "EBITDA" means, in respect of any fiscal period, all for such period for Coram and its Subsidiaries on a consolidated basis, Consolidated Net Income, increased by extraordinary charges (other than Special Charges), decreased by extraordinary gains, and increased by depreciation, amortization, interest (including the portion of payments under any Capitalized Lease that may be characterized as interest), federal, state, local and foreign income taxes, and Special Charges.

         "Employee Benefit Plan" means any Pension Plan or any other employee benefit plan (as defined in section 3(3) of ERISA) which any Co-Borrower or any member of the Controlled Group maintains, or to which it makes or is obligated to make contributions.

         "Employee Loan" means a loan by Coram to one of its employees who had moved more than fifty (50) miles to take or continue employment with Coram and who has not sold his or her residence prior to such move, where the proceeds of such loan are used by such employee for the purpose of purchasing a residence and such loan becomes due and payable upon sale by such employee of his or her residence prior to such move.

         "Environmental Claim" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by Coram or any Subsidiary of Coram, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "Environmental Laws" means any applicable Governmental Requirement pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter; including without limitation, the following laws as the same may be amended from time to time:

                 (1)      Clean Air Act (42 U.S.C. Section  7401, et seq.);

                 (2)      Clean Water Act (33 U.S.C. Section  1251, et seq.);

                 (3)      Resource Conservation and Recovery Act (42 U.S.C.
                          Section  6901, et seq.);

                 (4) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.);

                 (5) Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.);

                 (6) Toxic Substances Control Act (15 U.S.C. Section 2601, et seq.);

                 (7) Rivers and Harbors Act (33 U.S.C. Section 401, et seq.);

                 (8) Endangered Species Act (16 U.S.C. Section 1531, et seq.); and

                 (9) Occupational Safety and Health Act (29 U.S.C. Section 651, et seq.);

together with any other applicable foreign or domestic laws (federal, state, provincial or local) relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any Hazardous Substance.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliated Group" means any entity that, together with any Co-Borrower or other member of the Controlled Group, is treated as a single employer under section 414(m) of the Code.

         "Event of Default" has the meaning set forth in Article 8 hereof.

         "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. New York time on that day by each of three leading brokers of federal funds transactions in New York City, selected by the Agent.

         "Final Maturity Date" means June 30, 1996.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "Governmental Approvals" means any consent, right, exemption, concession, permit, license, authorization, certificate, order, franchise, determination or approval of any federal, state, provincial, municipal or governmental department, commission, board, bureau, agency or instrumentality required for the ownership of, or activities of Coram or any of its Subsidiaries or any other Person in connection with the business of Coram or any of its Subsidiaries.

         "Governmental Authority" means any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Governmental Requirements" means all legal requirements in effect from time to time including all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, certificates, orders, franchises, determinations, approvals, notices, demand letters, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, and all instruments of record, foreseen or unforeseen, ordinary or extraordinary, including but not limited to any change in any law, regulation or the interpretation thereof by any foreign or domestic governmental or other authority (whether or not having the force of law), relating now or at any time heretofore or hereafter to the business or operations of Coram or any of its Subsidiaries or to any of the property owned, leased or used by Coram or any of its Subsidiaries, including, without limitation, the development, design, construction, acquisition, start-up, ownership and operation and maintenance of property.

         "Guaranty" has the meaning specified in Paragraph 3.2 hereof.

         "Hazardous Substance" means any pollutant, contaminant, toxic or hazardous substance, material, constituent or waste as such terms are defined in or pursuant to any Environmental Law.

         "Hazardous Waste Facility Permit" means any permit, license or other governmental authorization relating to the storage, treatment or disposal of any Hazardous Substance required pursuant to any Environmental Law.

         "HMSS" has the meaning specified in the heading to this Agreement.

         "HMSS Acquisition" means Coram's acquisition of all of the issued and outstanding capital stock of HMSS.

         "HealthInfusion" has the meaning specified in the heading to this Agreement.

         "Incipient Default" has the meaning set forth in Paragraph 4.1(e) hereof.

         "Indebtedness" of any Person means, without duplication (a) any obligation for borrowed money; (b) any obligation evidenced by bonds, debentures, notes or other similar instruments; (c) any obligation to pay the deferred purchase price of property or for services (other than in the ordinary course of business); (d) any Capitalized Lease Obligation; (e) any obligation under any Rate Contract; (f) any obligation or liability of others secured by a Lien on property owned by such Person, whether or not such obligation or liability is assumed, (g) any Contingent Obligation (other than those incurred in the ordinary course of business); and (h) any other obligation or liability which is required by GAAP to be shown as part of the Consolidated Liabilities on a consolidated balance sheet of Coram and its Subsidiaries.

         "Initial Closing Date" means October 17, 1994.

         "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors; or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement.

         "Intellectual Property Rights" has the meaning set forth in Paragraph
5.15 hereof.

         "Interest Period" means, with respect to any LIBOR Loan, a period from the borrowing date with respect to such Loan (or the date of the expiration of the then current Interest Period with respect to such Loan) to a date up to one
(1), two (2), three

(3), six (6), nine (9) or, subject to availability by each Lender, twelve (12) months thereafter, subject to the following:

                 (a) if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding Banking Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day;

                 (b) no Interest Period may be extended beyond a principal payment date unless at the time of such extension the aggregate amount of any Base Rate Loans plus the aggregate amount of all LIBOR Loans having Interest Periods expiring on or before such principal payment date is at least equal to the principal payment due on such date; and

                 (c) any Interest Period that would otherwise extend beyond the Final Maturity Date shall end on the Final Maturity Date or, if the Final Maturity Date shall not be a Banking Day, on the next preceding Banking Day.

         "Inventory" means all goods intended for sale or lease or furnished or to be furnished under contracts of service or used or consumed in the business of Coram or any of its Subsidiaries, including, without limitation, all raw materials, work in process, and finished goods or materials, together with all supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertisement, sale or finishing of such goods, and all documents of title or documents representing, covering or evidencing any of the foregoing.

         "Investment" as applied to any Person, means any direct or indirect ownership or purchase or other acquisition by that Person of any capital stock, equity interest, obligations or other securities, or of a beneficial interest in any capital stock, equity interest, obligations or other securities, or all or substantially all of the assets of any other Person (including any Subsidiary), or any direct or indirect loan, advance (other than advances to officers and employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business.

         "Key Contracts" has the meaning set forth in Paragraph 5.14 hereof.

         "Letters of Credit" shall mean all letters of credit issued on behalf of Coram or any of its Subsidiaries to the extent permitted by Paragraph 7.8 hereof.

         "Leverage Ratio" means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Debt as of such day to (b) EBITDA for the period of four fiscal quarters ended on such day.

         "LIBOR Loan" means any Loan bearing interest at a rate based upon Base LIBOR.

         "LIBOR Rate" means the rate (rounded upwards if necessary to the nearest whole one-sixteenth of 1%) equal to the product of Base LIBOR times Statutory Reserves.

         "LIBOR Spread" means, for LIBOR Loans outstanding, the percentage per annum, calculated as set forth in Paragraph 2.2(c) hereof.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law, but excluding therefrom any financing statement filed by a lessor under an operating lease not intended as security) and any contingent or other agreement to provide any of the foregoing.

         "Loan" has the meaning set forth in Paragraph 2.1(a) hereof (including any and all Base Rate Loans and LIBOR Loans), and "Loans" means all such Loans (including any and all Base Rate Loans and LIBOR Loans) at any time outstanding.

         "Loan Documents" means this Agreement, the Notes, the Security Agreement, the Guaranty, Rate Contracts under which any of the Agent or the Banks is the counter-party, and all agreements, instruments and documents (including, without limitation, security agreements, loan agreements, notes, fee agreements, guaranties, mortgages, deeds of trust, subordination agreements, pledges, assignments of intellectual property, powers of attorney, consents, assignments, contracts, notices, leases, financing statements, certificates reports and notices and all other writings) heretofore, now or hereafter executed by, on behalf of or for the benefit of Coram or any of its Subsidiaries and delivered to the Agent or any of the Banks pursuant to or in connection with this Agreement or the transactions contemplated hereby, together with all amendments, modifications and supplements thereto.

         "Loan Request" has the meaning set forth in Paragraph 2.1(c) hereof.

         "Majority Banks" means at any time Banks holding at least sixty-six and two-thirds percent (66-2/3%) of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks having at least sixty-six and two-thirds percent (66-2/3%) of the Commitment Percentages.

         "Material Adverse Change" shall mean a material adverse change in (i) the business, assets, operations, or financial condition of Coram and its Subsidiaries considered as a whole, (ii) the collective ability of Coram and its Subsidiaries to pay the Obligations in accordance with their terms, or
(iii) the security interests or liens of the Collateral Agent, the Agent and the Banks on the Collateral or the priority of such security interests or liens.

         "Material Adverse Effect" means a material adverse effect on (i) the business, assets, operations, or financial condition of Coram and its Subsidiaries considered as a whole, or (ii) the collective ability of Coram and its Subsidiaries to pay the Obligations in accordance with their terms, and
(iii) the security interests or liens of the Collateral Agent, the Agent and the Banks on the Collateral or the priority of such security interests or liens.

         "Maturity" means any date on which a Loan or any portion thereof becomes due and payable whether as stated, by virtue of mandatory prepayment, by acceleration or otherwise.

         "Medisys" has the meaning specified in the heading to this Agreement.

         "Merger" means the contemporaneous merger of Curaflex into a Wholly Owned Subsidiary of Coram, HealthInfusion into a Wholly Owned Subsidiary of Coram, Medisys into a Wholly Owned Subsidiary of Coram and T2 into a Wholly Owned Subsidiary of Coram.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally-recognized rating agency.

         "Multiemployer Plan" means a "multiemployer plan" as defined in section 4001(a)(3) of ERISA) and to which any Co-Borrower or any other member of the Controlled Group makes, is obligated to make or at any time since December 31, 1988 has made or been obligated to make contributions.

         "Note" has the meaning set forth in Paragraph 2.1(d) hereof.

         "Notice of Authorized Representative" has the meaning set forth in Paragraph 4.1(m) hereof.

         "Obligations" means all loans, advances, debts, liabilities, obligations, covenants and duties owing to the Agent or the Banks by Coram or any of its Subsidiaries of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, any of the Notes, the Security Agreement, the Guaranty, the Agent's Fee Letter, Rate Contracts under which any of the Agent or the Banks is the counter-party, any Letter of Credit issued by any Bank on behalf of Coram or any of its Subsidiaries, or any of the other Loan Documents, whether or not for the payment of money, arising by reason of an extension of credit, absolute or contingent, due or to become due, now existing or hereafter arising, including all principal, interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to Coram or any of its Subsidiaries under this Agreement or any other Loan Document.

         "Participant" has the meaning set forth in Paragraph 10.1(e) hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation and any successor to all or any part of such corporation's functions under ERISA.

         "Pension Plan" means any Multiemployer Plan or any other employee pension benefit plan (as defined in section 3(2) of ERISA) that is subject to Title IV of ERISA and which any Co-Borrower or any member of the Controlled Group maintains, or to which it makes, is obligated to make or at any time during the preceding five calendar years has made or has been obligated to make contributions.

         "Permitted Acquisitions" means any acquisition of all or substantially all of the capital stock of a corporation, all or substantially all of the ownership interests in any partnership or joint venture, all or substantially all of the operating assets of any Person, or assets which constitute all or substantially all of the assets of a division or a separate or separable line of business, provided that:

                 (a) the corporation, partnership, operating assets or line of business acquired is in a substantially similar line of business as Coram or any of its Subsidiaries;

                 (b) the Agent shall have received reasonably adequate financial information regarding the assets or business to be acquired, including the most recent audited financial statements, if available, but in any case the most recently prepared balance sheet and statement of income for the assets or business to be acquired and pro forma projected financial statements showing the effect of the acquisition of the assets or business, including a balance sheet for Coram and its Subsidiaries on a consolidated basis as of the time of the acquisition and projected statements of income for Coram and its Subsidiaries on a consolidated basis through at least the end of eight (8) complete fiscal quarters after the acquisition;

                 (c) no Event of Default or Incipient Default shall exist at the time of such acquisition or would result on a pro forma basis after completion of such acquisition;

                 (d) the Collateral Agent contemporaneously with the closing of such acquisition shall have received such documents and instruments as may be necessary to grant or confirm to the Collateral Agent a lien on or security interest in all of the assets so acquired and, if the acquisition is an acquisition of capital stock of a corporation or an interest in a partnership, and to perfect a pledge of such capital stock or security interest, and, in such case, the Agent shall also have received a guaranty by the corporation or partnership so acquired;

                 (e) if the acquisition is for cash or cash equivalents and is not of a physician-owned business to which T2 provides management services, then:

                 (i) the cash purchase price of any such single acquisition (including the amount of all liabilities assumed or, in the case of an acquisition of a corporation or partnership, plus the amount of liabilities shown on a balance sheet for such corporation or partnership at the time of acquisition) shall not exceed forty million Dollars ($40,000,000); and

                 (ii) the aggregate cash purchase price of all such acquisitions which occur after the Initial Closing Date (determined on the same basis as in clause (i) above) shall not exceed one hundred million Dollars ($100,000,000);

                 (f) if the acquisition is an acquisition of a physician-owned business to which T2 provides management services, then the aggregate purchase price of all such acquisitions which occur after January 1, 1995 (including the amount of all liabilities assumed or, in the case of an acquisition of a corporation or partnership, plus the amount of liabilities shown on a balance sheet for such corporation or partnership at the time of acquisition) shall not exceed ten million Dollars ($10,000,000); and

                 (g) the Agent shall have received a certificate of an Authorized Signatory setting forth in reasonable detail the calculations necessary to show that the Leverage Ratio for the four
         (4) fiscal quarters immediately preceding the date of the acquisition is less than (i) 3.50 to 1.00 for all periods prior to September 30, 1995, and (ii) 3.00 to 1.00 for all periods ending after September 29, 1995, in each case both before and after giving effect to the proposed acquisition. In addition, for any Permitted Acquisition, the Borrower shall provide pro forma financial statements to the Agent showing compliance with Paragraph 6.18(a) hereof through the Final Maturity Date. For purposes hereof, EBITDA shall mean the actual historical EBITDA of Coram and the Person acquired on a combined basis, provided, however, that Coram may, with the prior consent of the Agent (which consent shall not be unreasonably withheld), exclude from calculation of EBITDA any expenses (and other items) that will be immediately realized upon consummation of the acquisition (or immediately thereafter).

         "Permitted Encumbrances" means: (a) carriers', warehousemen's, mechanics', landlords', materialmen's, suppliers', tax, assessment, governmental and other like liens and charges arising in the ordinary course of business securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are not more than thirty (30) days overdue, or are being contested in good faith by appropriate proceedings, provided that, in accordance with GAAP, adequate reserves have been established; (b) liens arising in connection with worker's compensation, unemployment insurance, appeal and release bonds and progress payments under government contracts; (c) judgment liens in existence less than forty-five (45) days after the entry of the judgment, or with respect to which execution has been stayed, or the payment of which is covered in full by insurance; (d) zoning restrictions, easements, licenses or other restrictions on the use of real property, so long as the same do not materially impair the use of such real property by Coram or any of its Subsidiaries or the value thereof to the owner of such real property; (e) any lien existing or arising by operation of law in the ordinary course of business, such as a "banker's lien" or similar right of offset; (f) liens on the property of Coram or any of its Subsidiaries securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) obligations on surety and appeal bonds, and (iii) other obligations of a like nature incurred in the ordinary course of business provided all such Liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect; (g) liens covering equipment (including liens in favor of a lessor under a Capitalized Lease), which liens secure purchase money financing for such equipment, provided that (A) any such lien covers only the equipment so acquired, and (B) the indebtedness secured thereby is permitted pursuant to Paragraph 7.8 hereof; (h) liens identified on Schedule 7.6 attached hereto; (i) liens and security interests securing payment of the Obligations granted pursuant to any of the Loan Documents; (j) liens encumbering assets (other than receivables) acquired (whether directly or by acquisition of the stock of a corporation or ownership interests in a partnership or joint venture) in a Permitted Acquisition which were not incurred or created in connection with or in contemplation of such Permitted Acquisition; (k) any renewals or extensions of any of the liens referred to in any of the foregoing clauses (g), (h), (i), or (j), provided that by any such renewal or extension no lien is extended to additional property and that no monetary amount secured by any such lien is increased; and
(1) any other lien or security interest securing payment of a determinable amount which is not overdue and which, when added to all other liens covered by this clause (l), does not exceed one million Dollars ($1,000,000).

         "Person" means any individual, corporation, partnership, trust, association or other entity or organization, including any government, political subdivision, agency or instrumentality thereof.

         "Physician Self-Referral Laws" means all of the following, as from time to time amended, modified or supplemented:

                 (a)      42 U.S.C. Section  1395nn;

                 (b)      California Labor Code Section  139;

                 (c)      California Business & Professions Code Sections
         650.01 and 650.02;

and any successor or similar Governmental Requirement which imposes restrictions on the right of Coram or any of its Subsidiaries or any of its Subsidiaries to bill any Governmental Authority if the physician ordering the applicable service has an ownership, investment or other financial interest in Coram or any of its Subsidiaries or receives compensation from Coram or any of its Subsidiaries.

         "Prime Rate" shall be the rate most recently announced by The Toronto-Dominion Bank as its "Prime Rate." Prime Rate is a base rate and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the reporting thereof after its announcement in such internal publication or publications as the Agent may designate. Any change in the interest rate resulting from a change in such Prime Rate shall become effective as of 12:01 a.m.

of the Banking Day on which each change in Prime Rate is announced by The Toronto-Dominion Bank.

         "Prior Credit Agreement" has the meaning specified in the Preamble to this Agreement.

         "Rate Contracts" means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

         "Replacement Bank" has the meaning set forth in Paragraph 2.2(h) hereof.

         "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days' notice to the PBGC is waived under applicable regulations. In addition, a Reportable Event means a withdrawal from a plan described in Section 4063 of ERISA or a cessation of operations described in Section 4062(e) of ERISA, if such withdrawal or cessation could reasonably be expected to result in a liability of any Co-Borrower or member of the Controlled Group to the PBGC, to a trustee or to a Multiemployer Plan in aggregate amount of one million Dollars ($1,000,000) or more.

         "Responsible Officer" means Coram's Chief Executive Officer, Chief Financial Officer, Treasurer or any Vice President or, with respect to any other Co-Borrower, such Co-Borrower's Chief Executive Officer, Chief Financial Officer or Treasurer.

         "Reverse Repurchase Agreements" shall mean sales by Coram of its assets with a concurrent agreement by Coram to repurchase the same assets at a later date at a fixed price.

         "Revolving Termination Date" means the Final Maturity Date or earlier if the Total Commitment Amount is reduced to zero pursuant to Paragraph 2.1(b) hereof.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc. and any successor thereto that is a nationally-recognized rating agency.

         "Sale-Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Coram or one of its Subsidiaries transfers such property to a Person and Coram or one of its Subsidiaries leases it from such Person.

         "Sales Turnover Ratio" means, for any fiscal period, the ratio of Consolidated Net Revenue for such period to accounts receivable as of the end of such period; provided, however, that if the Sales Turnover Ratio is determined for a period of less than four (4) fiscal quarters, Consolidated Net Revenue for such period shall be proportionately adjusted so as to represent the four-quarter equivalent of Consolidated Net Revenue for such period of less than four fiscal quarters (as an example, to determine a Sales Turnover Ratio for a period of two fiscal quarters, Consolidated Net Revenue for such period shall be multiplied by two
(2)).

         "Schedule Preparation Date" means September 12, 1994.

         "Security Agreement" has the meaning specified in Paragraph 3.1 hereof.

         "Significant Subsidiary" means any Subsidiary which has either (i) assets the book value of which are at least equal to $250,000 or (ii) pre-tax income or pre-tax loss at least equal to $250,000.

         "Solvent" means, when used with respect to any Person, that at the time of determination:

                 (i) the fair value of its assets (both at fair valuation and at present fair salable value) is in excess of the total amount of all of its debts and liabilities, including contingent, subordinated, unmatured and unliquidated liabilities; and

                 (ii)  it is then able to pay its debts as they become due; and

                 (iii) it owns property having a value (both at fair valuation and at present fair salable value) in excess of the total amount required to pay its debts; and

                 (iv) it has capital sufficient to carry on its business.

         "Special Charges" means (a) up to $160,000,000 for all cash and non-cash items associated with the Merger (and the related restructuring charges) and the T2 Shareholder Litigation; (b) up to $12,500,000 (or such other amount as may be approved by the Majority Lenders) with respect to the HMSS Acquisition; and (c)(i) up to $20,000,000 for cash items and (ii) up to $40,000,000 for all cash and non-cash items, associated with Permitted Acquisitions.

         "Statutory Reserves" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves, and expressed as a decimal) established by the Federal Reserve Board or any other United States banking authority to which the Agent or any Bank is subject for Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board). Such reserve percentages shall include, without limitation, those imposed under said Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to the Banks under said Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         "Subsidiary" of a Person means any corporation, partnership, joint venture, association or other business entity of which such Person now or hereafter owns, directly or indirectly, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body thereof.

         "Subsidiary Guarantor" means each Subsidiary of Coram which is a signatory to the Guaranty and the Security Agreement.

         "T2" has the meaning specified in the heading to this Agreement.

         "T2 Shareholder Litigation" means the litigation described under the heading "T2 Stockholder Litigation" in item E of Schedule 5.16.

         "Toronto-Dominion" has the meaning specified in the Preamble to this Agreement.

         "Total Commitment Amount" means, as of any date, subject to Paragraph 2.1(b) hereof, an amount equal to (a) one hundred fifty million Dollars ($150,000,000), minus (b) the total face amount of Letters of Credit outstanding on such date.

         "UCC" means the Uniform Commercial Code as in effect in any jurisdiction.

         "Wholly Owned Subsidiary" means any direct or indirect Subsidiary of a Person where such Person's ownership of such Subsidiary is through ownership of 100% of all issued and outstanding capital stock (or other ownership interests) and warrants, options or rights to purchase capital stock (or other ownership interests) at all levels.

Each accounting term not defined herein and each accounting term partly defined herein to the extent not defined shall have the meaning given to it under GAAP.

                                   ARTICLE 2

                                     Loans

         2.1     Revolving Credit.

         (a) Revolving Loans. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make loans to any of the Co-Borrowers on a revolving basis (each herein called a "Loan") from time to time on and after the Amendment Closing Date until the Revolving Termination Date, in an aggregate principal amount not to exceed at any time outstanding such Bank's Commitment Amount. The Co-Borrower to which Loans are disbursed shall use the proceeds of the Loans exclusively for payment of expenses relating to the Merger or the HMSS Acquisition, to pay Indebtedness of the Co-Borrower or one of its Subsidiaries, for Permitted Acquisitions or for general working capital purposes, or, in the case of Coram, to loan to one of the other Co-Borrowers for any such purpose. All of the Loans in the aggregate shall consist of one or more Base Rate Loans and LIBOR Loans. Subject to the terms and conditions of this Agreement, Loans which are repaid may be reborrowed prior to the Revolving Termination Date. Each Borrowing of a Base Rate Loan hereunder shall be in an amount equal to an integral multiple of one hundred thousand Dollars ($100,000) and in a minimum amount of five hundred thousand Dollars ($500,000), and each Borrowing of a LIBOR Loan hereunder shall be in an amount equal to an integral multiple of one million Dollars ($1,000,000) and in a minimum amount of five million Dollars ($5,000,000).

         (b) Commitment Limits. The aggregate principal amount of Loans outstanding shall not at any one time exceed the Total Commitment Amount. The Co-Borrowers may reduce the Total Commitment Amount upon not less than five (5) Banking Days' telephone notice, confirmed by an Authorized Representative on the date of such notice by electronic facsimile transmission, to the Agent and by repaying to the Banks any Loans outstanding in excess of the limits specified in the foregoing sentence. Any such reduction shall be permanent and shall (unless reducing the Total Commitment Amount to zero) be in an amount equal to at least five million Dollars ($5,000,000) and be an integral multiple of one million Dollars ($1,000,000).

         (c) Borrowing Procedures. For any proposed Borrowing which is to be a Base Rate Loan, an Authorized Representative shall give the Agent telephone notice not later than 11:00 a.m. (Houston, Texas time) on the Banking Day of the proposed Borrowing, confirmed by a written borrowing request in substantially the form attached hereto as Exhibit 2.1(c) (a "Loan Request"), executed by an Authorized Representative and received by the Agent by facsimile on the day of such telephone notice. For any proposed Borrowing which is to consist of at least one

LIBOR Loan, an Authorized Representative shall give the Agent telephone notice not later than 11:00 a.m. (Houston, Texas time) at least three (3) Banking Days prior to the date of the proposed Borrowing, confirmed by a Loan Request executed by an Authorized Representative and received by the Agent by facsimile on the day of such telephone notice. Upon receipt by the Agent of the Loan Request, the Agent shall promptly notify each Bank of the proposed Borrowing, including the date and amount thereof. Each Bank will make an amount equal to its respective Commitment Percentage of the Borrowing available to the Agent for the account of the Co-Borrower to which the Loan is to be disbursed at the office specified by the Agent in Paragraph 10.9 hereof for payment by 2:00 p.m. (Houston, Texas time) on the borrowing date requested by such Co-Borrower in funds immediately available to the Agent. Unless any applicable condition specified in Article 4 has not been satisfied, the proceeds of all such Loans will then be made available to such Co-Borrower by the Agent at such office by crediting the account of such Co-Borrower with the aggregate of the amounts made available to the Agent by the Banks in like funds as received by the Agent.

         (d) Notes. The Co-Borrowers' obligations to repay all Loans made by the Banks shall be evidenced by a promissory note in favor of each Bank in the form attached hereto as Exhibit 2.1(d) (the "Notes"). On the Amendment Closing Date, the Co-Borrowers shall deliver to the Agent Notes payable to each of the Banks in the Commitment Amount of each Bank, executed by an Authorized Representative, and the Agent shall surrender to Coram all promissory notes previously outstanding from the Co-Borrowers under the Prior Credit Agreement.

         2.2     Interest and Fees.

         (a) Interest. Subject to all other provisions of this Paragraph 2.2, all or a part of each Loan may, at the option of the Co-Borrowers, be a Base Rate Loan or a LIBOR Loan. Subject to Paragraph 2.2(f) hereof, the Loans shall bear interest from the date of disbursement on the unpaid principal amount thereof until such amount shall become due and payable (whether upon Maturity, by Acceleration or otherwise) (i) in the case of each Base Rate Loan, at a fluctuating rate per annum equal to the Base Rate, as from time to time in effect, plus the Base Rate Spread then in effect, and (ii) in the case of each LIBOR Loan, at a rate per annum equal to LIBOR for the applicable Interest Period plus the LIBOR Spread then in effect. Interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter, commencing with March 31, 1995, on any date that such Base Rate Loan is converted to a LIBOR Loan, on the date of any prepayment as to the amount of such prepayment, and on the Revolving Termination Date. Interest on each LIBOR Loan shall be payable in arrears on the last day of the applicable Interest Period (provided, however, that interest on each LIBOR Loan with an Interest Period of six (6), nine (9) or twelve (12) months shall be paid three (3) months after commencement of such Interest Period and on each three
(3) month anniversary thereof), on any date when such LIBOR Loan is converted to a Base Rate Loan, on the date on which any LIBOR Loan is prepaid as to the amount of such prepayment, and on the Revolving Termination Date.

         Upon Maturity, the Loans shall bear interest at a rate equal to the applicable rate provided above plus two percent (2%) per annum. All other Obligations, if not paid when due, shall bear interest from the date when due until paid, at a rate equal to the Base Rate plus the Base Rate Spread plus two percent (2%) per annum.

         (b) Extensions and Conversions. Subject to the terms and conditions hereof, the Co-Borrowers shall have the option at any time to convert all or any part of a Loan into a Base Rate Loan or a LIBOR Loan; provided, however, that (i) a LIBOR Loan may be converted only as of the last day of the applicable Interest Period, and (ii) the Co- Borrowers may not convert a Base Rate Loan into a LIBOR Loan or extend a LIBOR Loan after the occurrence and during the continuance of an Event of Default hereunder. Each LIBOR Loan shall be in an amount equal to an integral multiple of one million Dollars ($1,000,000) and in a minimum amount of five million Dollars ($5,000,000). Subject to the terms and conditions hereof, the Co-Borrowers may extend a LIBOR Loan beyond its current Interest Period. In the case of a proposed conversion of a Base Rate Loan into a LIBOR Loan or an extension of a LIBOR Loan, an Authorized Representative shall give the Agent telephone notice not later than 11:00 a.m. (Houston, Texas time) at least three (3) Banking Days prior to the date of the proposed conversion or extension, confirmed by a written notice in the form of Exhibit 2.2(b) attached hereto (a "Notice of Conversion/Extension") executed by an Authorized Representative and received by the Agent by facsimile on the day of such telephone notice. In the case of a proposed conversion into a Base Rate Loan, an Authorized Representative shall give the Agent telephone notice not later than 11:00 a.m. (Houston, Texas time) at least one (1) Banking Day prior to the end of the applicable Interest Period confirmed by a Notice of Conversion/Extension executed by any Authorized Representative and received by the Agent by facsimile the day of such telephone notice. Any notice given by an Authorized Representative under this Paragraph 2.2(b) shall be irrevocable. Unless the Agent receives notice of a proposed conversion as and when required hereunder, then at the end of an Interest Period for a LIBOR Loan, such Loan shall automatically convert to a Base Rate Loan.

         (c) Adjustment of Rate Spreads. The Base Rate Spread for the Loans shall initially be 1.250% per annum, and the LIBOR Rate Spread for the Loans shall initially be 2.250% per annum. The Base Rate Spread for such Loans and the LIBOR Spread for such

Loans shall be adjusted, from time to time, as provided below (which adjustments shall remain effective only so long as Coram maintains compliance with such conditions):

                                                    Leverage Ratio = x

                          LESS                       LESS                         LESS
                          THAN OR             LESS   THAN OR               LESS   THAN OR
                       x  EQUAL TO 1.00  1.00 THAN x EQUAL TO 1.50    1.50 THAN x EQUAL TO 2.00

- -----------------------------------------------------------------------------------------------
LIBOR Spread              0.875%                    1.125%                    1.500%
Base Rate Spread          0.00%                     0.125%                    0.500%

                                                    Leverage Ratio = x

                             LESS                         LESS
                      LESS   THAN OR              LESS    THAN OR                 GREATER
                 2.00 THAN x EQUAL TO 2.50   2.50 THAN x  EQUAL TO 3.00         x THAN   3.00

- ----------------------------------------------------------------------------------------------
LIBOR Spread              1.750%                      2.125%                    2.250%
Base Rate Spread           .750%                      1.125%                    1.250%






Any reduction or increase in the LIBOR Spread for such Loans and the Base Rate Spread for such Loans in accordance with this Paragraph 2.2(c) shall become effective as of the first day of the month following the month in which Coram delivers to the Agent quarterly or annual financial statements pursuant to Paragraph 6.2(a) or 6.2(b) hereof and a certificate of the Chief Financial Officer of Coram specifying the applicable Leverage Ratio.

         (d) Commitment Fee. The Co-Borrowers shall pay to the Agent for the account of each Bank a commitment fee (the "Commitment Fee") on the average daily unused portion of such Bank's Commitment Amount at rate per annum determined as follows:

                                                   Leverage Ratio = x

                    LESS                         LESS                        LESS                        LESS
                    THAN OR               LESS   THAN OR              LESS   THAN OR              LESS   THAN OR           GREATER
                  x EQUAL TO 1.00    1.00 THAN x EQUAL TO 1.50   1.50 THAN x EQUAL TO 2.00   2.00 THAN x EQUAL TO 2.50   x THAN 2.50
- ------------------------------------------------------------------------------------------------------------------------------------
Commitment Fee        .25%                      .25%                 .3125%                             .375%                .50%

The Commitment Fee shall (i) be computed on a daily basis based on the respective Commitment Amount of each Bank in effect on each day, (ii) accrue from the Initial Closing Date to the Revolving Termination Date and (iii) be payable quarterly in arrears on the last day of each quarter commencing with the quarter ending March 31, 1995 and on the Revolving Termination Date. The initial Commitment Fee in effect shall be 0.50% per annum. Any reduction or increase in the Commitment Fee shall become effective as of the first day of the month following the month in which Coram delivers to the Agent quarterly or annual financial statements pursuant to Paragraph 6.2(a) or 6.2(b) hereof and a certificate of the Chief Financial Officer of Coram specifying the applicable Leverage Ratio.

         (e) Computation of Interest and Commitment Fee. Interest and the Commitment Fee shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

         (f)     Illegality, Taxation and Additional Interest Rate Provisions.

                 (i) In the event the Agent shall have determined (which determination shall be conclusive and binding) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining Base LIBOR, the Agent shall forthwith give notice of such determination, confirmed in writing, to the Co-Borrowers. If such notice is given, and until such notice has been withdrawn by the Agent, no additional LIBOR Loans shall be made and no additional conversions of Loans to LIBOR Loans shall be permitted, and at the end of the Interest Period relating to any outstanding LIBOR Loans, such Loans shall become Base Rate Loans.

                 (ii) Notwithstanding any other provisions herein, if any law, treaty, rule or regulation, or determination of a court or other Governmental Authority, or any change therein or in the interpretation or application thereof, shall make it unlawful for a Bank to make or maintain LIBOR Loans, as contemplated by this Agreement, the obligation of such Bank hereunder to make LIBOR Loans shall forthwith be suspended until such Bank shall notify the Agent that the circumstances causing such suspension no longer exist, and each LIBOR Loan of such Bank then outstanding shall immediately become a Base Rate Loan.

                 (iii) In the event that any adoption or modification of any law, treaty, rule or regulation, or determination of a court or other Governmental Authority, or that any change in the interpretation or application thereof, which adoption, modification or change becomes effective after the Initial Closing Date, or in the event that compliance by a Bank with any request or directive issued after the date hereof (whether or not having the force of law) from any Governmental Authority:

                          (A) does or shall subject a Bank or any of its foreign offices to any tax of any kind whatsoever (other than taxes based on income from all sources) with respect to this Agreement, the Notes, the Loans or any payments made to and received by such Bank of principal, interest, fees or any other amount payable hereunder; or

                          (B) does or shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, other credit extended by or any other acquisition of funds by, any office of a Bank (other than to the extent previously taken into account in determining the Base Rate or Statutory Reserves); or

                          (C) does or shall impose on a Bank any other condition;

         and the result of any of the foregoing is to increase the cost to a Bank of making, renewing or maintaining such Bank's Commitment Amount or the Loans, or to reduce any amount receivable in respect thereof or under any of the Loan Documents; then, in any such case, such Bank shall notify the Co-Borrowers of any such event of which it has knowledge and shall deliver to the Agent and the Co-Borrowers a written statement specifying in reasonable detail the losses or expenses sustained or incurred, and any reasonable allocation made by such Bank of such losses and expenses shall be conclusive. The Co-Borrowers shall, within ten (10) days following demand therefor, pay the amount of such losses and expenses.

                 (iv) Each Bank represents and warrants to the Agent and the Co-Borrowers that, under applicable law and treaties, such Bank is entitled to receive all payments under the Credit Agreement and the Notes payable to it, without deduction or withholding of any taxes imposed by the United States or any political subdivision thereof. On or before the Amendment Closing Date, each Bank shall deliver to each of Coram and the Agent two executed copies of valid and properly completed (i) United States Internal Revenue Service Form 1001 or 4224 certifying that such Bank is entitled to receive payments under the Credit Agreement and the Notes then held by it, without deduction or withholding of any United States federal income taxes, and (ii) Internal Revenue Service Form W-8 or W-9 establishing any exemption from United States backup withholding tax. If any such form is found to be incomplete or incorrect, or must be replaced (on the same or a successor form) in order to maintain its effectiveness, the affected Bank shall execute and deliver to each of Coram and the Agent two executed copies of a valid, complete and correct replacement form.

         (g) Capital Adequacy Requirements. If any Bank shall determine that the application of any law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by such Bank (or its lending office) or any corporation controlling such Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority (which in any such case has become effective after the date hereof), affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank, and such Bank determines that the amount of such capital is increased as a consequence of its obligation under this Agreement, then, upon demand of such Bank, the Co- Borrowers shall, within ten (10) days following demand therefor, pay to such Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate such Bank for such increase.

         (h) Substitution of Banks. Upon the receipt by any Co-Borrower from any Bank (an "Affected Bank") of a request for compensation or payment under this Paragraph 2.2, the Co-Borrower may: (i) request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Co-Borrowers to acquire and assume all or part of such Affected Bank's Loans and Commitments (a "Replacement Bank"); (ii) request one or more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitments; (iii) designate a Replacement Bank; or (iv) terminate in whole or reduce in part the Commitments of the Affected Bank and prepay all or part of the outstanding Loans owing to such Affected Bank in accordance with Paragraph 2.3. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent and the other Banks (which consent in the case of the Banks shall not be unreasonably withheld).

         2.3     Payments.

         (a) Payment of Loans. The Co-Borrowers shall repay all Loans then outstanding on the Revolving Termination Date.

         (b) Optional Prepayment. Subject to the following and the provisions of Paragraphs 2.3(c) and 2.3(d) hereof, the Co-Borrowers may at any time prepay, upon notice given not later than 10:30 a.m. (Houston, Texas time) on the date of such prepayment in the case of Base Rate Loans, or three (3) Banking Days' prior written notice to the Agent as to any LIBOR Loans, any or all of the Loans in whole or in part, without penalty or premium. With respect to each prepayment hereunder, interest accrued to the date of prepayment on the amount of such prepayment shall be payable (i) for LIBOR Loans, on the date of the prepayment, and (ii) for Base Rate Loans, on the next scheduled date for the payment of interest pursuant to Paragraph 2.2(a) hereof. Any such notice of prepayment shall specify the amount of the prepayment. Any such prepayment shall be in a minimum principal amount of five million Dollars ($5,000,000) and in a principal amount which is an integral multiple of one million Dollars ($1,000,000).

         (c)     Mandatory Prepayment.

                 (i) If at any time the aggregate principal amount of the Loans outstanding exceeds the Total Commitment Amount, then the Co-Borrowers shall immediately pay to the Agent for the account of each Bank the amount of such excess (as a prepayment in respect of the Loans), plus any amount due under Paragraph 2.3(d) hereof as a result of such prepayment.

                 (ii) The Co-Borrowers shall make prepayments to the Banks in respect of the Loans in amounts equal to:

                          (A) eighty percent (80%) of all net cash proceeds in
                 excess of five million Dollars ($5,000,000) received at any time by Coram and its Subsidiaries (considered in the aggregate after the Initial Closing Date) from sales of assets or lines of business (other than sales of readily marketable securities);

                          (B) one hundred percent (100%) of all net cash
                 proceeds received by Coram or any of its Subsidiaries from any issuance by Coram or any of its Subsidiaries of debt or equity securities; and

                          (C) one hundred percent (100%) of net cash proceeds
                 in excess of ten million Dollars ($10,000,000) received in respect of any insurance policies covering liability (whether of T2 or its officers and directors) in respect of the T2 Shareholder Litigation.

The Co-Borrowers shall also pay any amount due under Paragraph 2.3(d) as a result of such prepayment or may, in lieu thereof, deposit the net cash proceeds with the Agent, to be held pending expiration of Interest Periods until the earliest time at which such proceeds may be used to prepay the Loans in accordance herewith without the Co-Borrowers being obligated to pay any amounts which would have been due under Paragraph 2.3(d) had payment been made earlier.

Any prepayment made pursuant to this Paragraph 2.3(c) (other than a prepayment resulting from the sale of those assets listed on Schedule 2.3(c)(ii) attached hereto, to the extent such proceeds do not exceed $43,800,000) shall dollar for dollar immediately permanently reduce the Total Commitment Amount.

         (d) Payments Prior to Interest Period Expiration. The Co-Borrowers hereby agree to indemnify and hold the Banks free and harmless from any loss or expense (including, without limitation, any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by the Banks to fund or maintain any LIBOR Loan and in addition to any interest or other payments which may be due the Banks under this Agreement) which the Banks may incur as a result of (i) the termination of this Agreement without the occurrence of the Amendment Closing Date, other than by reason of a default by the Banks, (ii) the failure by any Co-Borrower to accept or complete a borrowing, conversion or extension with respect to a LIBOR Loan after making a request therefor, (iii) the failure of any Co-Borrower to make any prepayment after notice has been given in accordance with Paragraph 2.3(b) hereof, (iv) a prepayment in whole or in part (whether optional or mandatory) of any LIBOR Loan prior to the expiration of a related Interest Period, or (v) the conversion of a LIBOR Loan as a result of any of the events indicated in Paragraph 2.3(g) hereof. The Agent, after consultation with the Banks, shall deliver to the Co-Borrowers a written statement specifying in reasonable detail any amounts due the Banks as provided above, and such statement, in the absence of manifest error, shall be fixed and binding on both parties. In no event shall any amounts be payable by the Banks to any Co-Borrower under this Paragraph 2.3(d).

         (e) Payments by the Co-Borrowers. All payments (including prepayments) required to be made on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Banks, at the Agent's office referenced in Paragraph
10.9 hereof, in Dollars and in immediately available funds no later than 2:00 p.m. (Houston, Texas time). The Agent will promptly distribute such payments to each Bank its Commitment Percentage of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 2:00 p.m. (Houston, Texas time) shall be deemed to have been received on the immediately succeeding Banking Day. Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. Unless the Agent shall have received notice from the Co-Borrowers prior to the date on which any payment is due to the Banks hereunder that the Co-Borrowers will not make such payment in full, the Agent may assume that the Co-Borrowers have made such payment in full to the Agent on such date and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent such payment has not been made in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate as in effect from time to time. The Co- Borrowers irrevocably authorize the Agent or any Bank to debit the Concentration Account or any other account maintained by any Co-Borrower with the Agent or any Bank for any payment due the Agent or the Banks hereunder.

         (f) Payments by the Banks to the Agent. Each Bank shall make available to the Agent in immediately available funds the amount of such Bank's Commitment Percentage of any Borrowing. Unless the Agent shall have received notice from a Bank at least one Banking Day prior to the date of any proposed Borrowing that such Bank will not make available to the Agent for the account of the respective Co-Borrower the amount of that Bank's Commitment Percentage of the proposed Borrowing, the Agent may assume that each Bank has made such amount available to the Agent on the borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to such Co- Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent and the Agent in such circumstances has made available to such Co-Borrower such amount, that Bank shall within two (2) Banking Days following the date of such Borrowing make such amount available to the Agent, together with interest at the Federal Funds Rate as in effect for each day during such period. A notice from the Agent submitted to any Bank with respect to amounts owing under this Paragraph 2.3(f) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of the Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent within two (2) Banking Days following the date of such Borrowing, the Agent shall notify such Co-Borrower of such failure to fund and, upon demand by the Agent, the Co-Borrowers shall pay such amount to the Agent for the account of the Agent, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing. The failure of any Bank to make any Loan on any date of any proposed Borrowing shall not relieve any other Bank of its obligation hereunder to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on such date.

         (g) Sharing of Payments, etc. If while any Event of Default exists any Bank shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Commitment Percentage of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid thereto together with an amount equal to such paying Bank's Commitment Percentage (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Co-Borrowers agree that any Bank so purchasing a participation from another Bank pursuant to this Paragraph 2.3(g) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of offset in Paragraph 2.3(h) hereof), with respect to such participation as fully as if such Bank were the direct creditor of the Co-Borrowers in the amount of such participation. The Agent shall keep records (which shall be conclusive and binding in the absence of manifest error), of participations purchased pursuant to this Paragraph 2.3(g) and shall in each case notify the Banks following any such purchases.

         (h) Offset. In addition to and not in limitation of all rights of offset that the Banks may have under applicable law, the Banks, upon the occurrence and during the continuance of an Acceleration, shall have the right to appropriate and apply to the payment of all Obligations any and all balances, credits, deposits, accounts or moneys of any Co-Borrower then or thereafter with the Banks. Each Bank agrees promptly to notify the Co-Borrowers and the Agent after any such offset and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such offset and application. The rights of each Bank under this Paragraph 2.3(h) are in addition to the other rights and remedies which such Bank may have.

         2.4     Joint and Several Liability.

         (a) Notwithstanding any other provision of this Agreement, the Co-Borrowers are and shall be jointly and severally liable for all Obligations (including, without limitation, those with respect to all Loans), and in each instance where the term "Co-Borrower" is used, it is expressly understood that the act, omission or interest of any Co- Borrower, and any act taken with respect to any Co-Borrower shall be deemed, for purposes of the Loan Documents, to be the act, omission or interest of each Co-Borrower or act taken with respect to each Co-Borrower. The joint and several liability of each Co-Borrower hereunder shall not in any way be affected, impaired or reduced as a result of which particular Co-Borrower receives or uses the proceeds of Loans or the purposes for which such proceeds are used.

         (b) Each Co-Borrower hereby expressly waives any right to compel the Agent or the Banks to sue or enforce payment of any and all Obligations of any other Co-Borrower hereunder. Each Co-

Borrower hereby expressly waives presentment, protest, notice, demand or action on delinquency in respect of the Obligations, and, to the extent applicable, any and all benefits under the California Civil Code Sections 2809, 2810, 2815, 2819, 2839, 2845, 2848, 2849, 2850 and 3433 and any and all other similar benefits which might otherwise be available under applicable law.

         (c) No invalidity, irregularity or unenforceability, by reason of any bankruptcy or similar law, any law or order of any Governmental Authority purporting to reduce, amend or otherwise affect any liability of any Co-Borrower, shall affect, impair or be a defense to the Obligations of any other Co-Borrower here-under unless such invalidity, irregularity or unenforceability is also applicable to such other Co-Borrower.

         (d) Without in any manner limiting the generality of the foregoing, each Co-Borrower agrees that the Agent and Majority Banks may, from time to time, consent to any action or non-action of any Co-Borrower which, in the absence of such consent, violates or may violate this Agreement, with or without consideration, on such terms and conditions as may be acceptable to the Agent and Majority Banks, without in any manner affecting or impairing the liability of any other Co-Borrower hereunder. Each Co-Borrower waives any defense arising by reason of any inability to pay or any defense based on bankruptcy or insolvency or other similar limitations on creditors' remedies. Each Co-Borrower authorizes the Agent and Majority Banks, without notice or demand and without affecting such Co-Borrower's liability hereunder or under any of the other Loan Documents, from time to time to: (i) renew, extend, accelerate or otherwise change the time or place for payment of, or otherwise change the terms of, the Notes or the Obligations or any part thereof including, without limitation, increase or decrease of the rate of interest thereon; (ii) take and hold security, and exchange, enforce, waive and release any collateral or security or any part thereof or any such other security surrender, modify, impair, change, alter, renew, continue, compromise or release in whole or in part any such security, or fail to perfect its interest in any such security or to establish its priority with respect thereof; (iii) apply such security and direct the order or manner or sale thereof as the Agent and Majority Banks in their sole discretion may determine; (iv) release or substitute any other Co-Borrower, in whole or in part any of the endorsers or guarantors of the Obligations or any part thereof, and (v) settle or compromise any or all of the Obligations with any other Co-Borrower or any endorser or guarantor of the Obligations; and (vi) subordinate any or all of the Obligations to any other obligations of or claim against any other Co-Borrower, whether owing to or existing in favor of the Agent or the Banks or any other party. The Obligations of each Co-Borrower shall continue to be effective or be reinstated (as the case may be) if at any time payment by any Co-Borrower of all or any part of the Obligations is rescinded or must otherwise be returned by either of the Agent or the Banks upon the insolvency, bankruptcy or reorganization of any Co-Borrower or otherwise, all as though such payment to either of the Agent or the Banks had not been made.

         (e) Each Co-Borrower hereby acknowledges and agrees that, if and to the extent that (i) the sum of (A) the amounts paid by such Co-Borrower to the Agent and the Banks in respect of the Obligations, plus (B) the value of any realization by the Agent and the Banks upon the assets of such Co-Borrower pursuant to the Security Agreement, exceeds (ii) the amount of the Loans made to such Co-Borrower plus interest accrued on such Loans and fees and expenses attributable to such Loans plus the aggregate benefits, direct and indirect, realized by such Co-Borrower from the Loans made to the other Co-Borrowers, such Co-Borrower shall have a right of contribution from each other Co-Borrower to such extent.

         (f) Each Co-Borrower agrees that (i) it will not seek to exercise any right of subrogation or contribution that it may have pursuant to applicable law, subparagraph (e) above or otherwise against any of the other Co-Borrowers until all of the Obligations have been paid in full and the Commitments have expired or been terminated, and (ii) if by law any such right of subrogation or contribution may not be so postponed, then such right shall be subject and subordinate to the rights of the Agent and the Banks under the Loan Documents.

         (g) The Agent and Majority Banks may, at their election, exercise any right or remedy they may have against any Co-Borrower or any security now or hereafter held by or for the benefit of the Agent or the Banks including, without limitation, the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of any other Co-Borrower hereunder, except to the extent the Obligations may thereby be paid. Each Co-Borrower waives any defense arising out of the absence, impairment or loss of any right of reimbursement or other right or remedy against any other Co-Borrower or any such security, whether resulting from the election by the Agent or Majority Banks to exercise any right or remedy they may have against any other Co-Borrower, any defect in, failure of, or loss or absence of priority with respect to the interest of the Agent or the Banks in such security, or otherwise. In the event that any foreclosure sale is deemed to be not commercially reasonable, each Co- Borrower waives any right that it may have to have any portion of the Obligations discharged except to the extent of the amount actually bid and received by the Banks at any such sale. Neither the Agent nor any Bank shall be required to institute or prosecute proceedings to recover any deficiency as a condition of payment hereunder or enforcement hereof.

         (h) Each Co-Borrower waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof, to the extent permitted by law. Any part performance of the Obligations by a Co-Borrower, or any other event or circumstances, which operate to toll any statute of limitations as to such Co-Borrower, shall not operate to toll the statute of limitations as to any other Co-Borrower. Each Co-Borrower understands and acknowledges that the Banks would not make the Loans in the absence of the covenants and waivers of the Co-Borrowers contained herein.

         (i) Each Co-Borrower acknowledges that repeated and successive demands may be made and payments or performance made hereunder in response to such demands as and when, from time to time, any Co-Borrower may default in performance of the Obligations. Notwithstanding any such payment or performance hereunder, this Agreement shall remain in full force and effect and shall apply to any and all subsequent defaults by any Co-Borrower in payment or performance of the Obligations.

         (j) Each Co-Borrower waives any defense arising by reason of any disability or other defense of any other Co-Borrower or by reason of the cessation from any cause whatsoever of the liability of any other Co-Borrower. Each Co- Borrower waives any setoff, defense or counterclaim which any other Co-Borrower may have or claim to have against the Agent or the Banks.


                                   ARTICLE 3

                               Security Documents

         3.1 Security Agreement. The Obligations shall be secured by the Amended and Restated Security Agreement to be executed and delivered by each of Coram, Curaflex, HealthInfusion, Medisys, HMSS and T2, and by each of the other Wholly Owned Subsidiaries of Coram (as amended, modified or supplemented from time to time, the "Security Agreement") in the form of Exhibit 3.1 attached hereto.

         3.2 Guaranty. The Obligations shall be unconditionally guaranteed as set forth in the Amended and Restated Guaranty in the form of Exhibit 3.2 attached hereto to be executed and delivered by each of the Wholly Owned Subsidiaries of Coram (as amended, modified or supplemented from time to time, the "Guaranty").

                                   ARTICLE 4

                              Conditions Precedent

         4.1 Conditions to Initial Borrowing. The effectiveness of the amendment and restatement of the Prior Credit Agreement contemplated hereby, and the obligation of the Banks to make any Loans hereunder shall be subject to the prior or contemporaneous satisfaction of each of the following conditions precedent on the Amendment Closing Date:

                 (a) Delivery of Documents. The Notes, the Security Agreement and the Guaranty shall each have been duly executed and delivered to the Agent by the respective signatories thereto;

                 (b) Reports, Certificates and Other Information. The Agent shall have received the following, dated and in full force and effect on the Amendment Closing Date:

                 (i) a certificate of the Secretary or an Assistant Secretary of each Co-Borrower and each Subsidiary Guarantor as to (A) its corporate charter and by-laws (as to the Co-Borrowers only), (B) authorization of the execution, delivery and performance of this Agreement and all of the other Loan Documents by each Co-Borrower and each of the Subsidiary Guarantors (including action of shareholders, where required), and (C) the incumbency and signatures of persons authorized to act hereunder and thereunder on behalf of the respective Co-Borrowers or Subsidiary Guarantor;

                 (ii) a certificate, signed by a Responsible Officer of Coram, stating (A) that the representations and warranties contained in
         Article 5 hereof and in the Security Agreement and the Guaranty are then true and accurate as though made on and as of such date, and (B) that there then exists no Event of Default or Incipient Default;

                 (iii) good standing certificates for each of the Co-Borrowers bearing a date satisfactory to the Agent; and

                 (iv) such other instruments or documents as either the Agent may reasonably request relating to the existence and good standing of Coram or any of its Subsidiaries or corporate authority for execution, delivery and performance of this Agreement or any of the other Loan Documents.

         (c) Opinions of Counsel. There shall have been delivered to the Agent a written opinion dated as of the Amendment Closing Date by Brobeck, Phleger & Harrison, as counsel to the Co-Borrowers, in form and substance reasonably acceptable to the Agent;

         (d) Payment of Fees. The Agent shall have received payment of (i) all fees required in the Commitment Letter to be paid on or prior to the Amendment Closing Date, and (ii) any other fee or other payment due the Agent or the Banks under any of the Loan Documents on or before the Amendment Closing Date;

         (e) No Existing Default. No Event of Default or event which, upon the lapse of time or the giving of notice or both, would constitute an Event of Default (an "Incipient Default") shall exist on the Amendment Closing Date or after giving effect to the transactions contemplated to take place hereunder on such date;

         (f) Representations and Warranties Correct. The representations and warranties set forth in Article 5 hereof and in the Guaranty shall be true and correct on the Amendment Closing Date, and after giving effect to the transactions contemplated to occur on such date;

         (g) Legality of Transactions. It shall not be unlawful for the Co-Borrower, the Subsidiary Guarantors, the Agent or the Banks to carry out their respective obligations under this Agreement;

         (h)     [Reserved];

         (i) Perfection of Liens and Security Interests. The Banks shall have obtained assurance satisfactory to the Majority Banks that the security interests created by the Security Agreement and the Guaranty in the Collateral thereunder are duly perfected under applicable law and are subject only to Permitted Encumbrances and except for non-delivery of the share certificates of the New York Subsidiaries referred to in Schedule 5.4 and as otherwise provided in the Security Agreement;

         (j)     [Reserved];

         (k) Solvency. The Agent shall have received a certificate of the Chief Financial Officer of Coram in form and substance satisfactory to the Majority Banks that Coram and each of its Subsidiaries is Solvent on and as of the Amendment Closing Date;

         (l) Written Receipt. If any part of the proceeds of the Loan is to be disbursed to a Person other than a Co-Borrower, the Agent shall have received from the Co-Borrowers written disbursement instructions and a written receipt for such proceeds;

         (m) Notice of Authorized Representatives. The Agent shall have received a Notice of Authorized Representatives in the form attached hereto as
Exhibit 4.1(m) (a "Notice of Authorized

Representatives"), duly executed on behalf of the Co-Borrowers; and

         (n) Other Documents. The Agent shall have received any other document, instrument, undertaking or certificate stated in any of the Loan Documents to be delivered on or prior to the Amendment Closing Date.

         4.2 Conditions to Each Loan. The obligation of the Banks to make any Loan is subject to the prior or contemporaneous satisfaction of each of the following conditions precedent on and as of the date of such Borrowing

                 (a) Amendment Closing Date. The Amendment Closing Date shall have occurred.

                 (b) No Existing Default. No Event of Default or Incipient Default shall exist at the date of such Borrowing, or after giving effect to the transactions contemplated to take place hereunder on such date;

                 (c) Representations and Warranties Correct. The representations and warranties set forth in Article 5 hereof shall be true and correct at the date of such Borrowing, and after giving effect to the transactions contemplated to take place hereunder on such date (except that to the extent that such representations and warranties by their terms relate solely to an earlier date, in which case such representations and warranties shall have been true and correct as of the date to which such representations and warranties relate), provided that Paragraph 5.10 hereof shall be deemed to refer to the financial statements most recently delivered to the Agent pursuant to Paragraph 6.2 hereof and Paragraphs 5.2 and 5.3 shall only be required to be true and correct as of any subsequent date with respect to the information in Schedule 5.2 on and as of the due date for the updating report set forth in Section 6.2(c);

                 (d) Loan Request. The Agent shall have received in connection with each Loan a Loan Request, the receipt of which by the Agent shall (i) contain a certification as to the face amount of all Letters of Credit outstanding on such date and (ii) constitute a certification by the Co-Borrowers that the conditions set forth in Paragraphs 4.2(b) and 4.2(c) hereof are or will be satisfied on and as of the date of such Borrowing; and

                 (e) No Material Adverse Change. No Material Adverse Change and no material adverse change in the prospects of Coram and its Subsidiaries considered as a whole shall have occurred since September 30, 1994.

         4.3 Conditions for the Benefit of the Agent and the Banks. The conditions set forth in this Article 4 are for the exclusive benefit of the Banks and the Agent and may be waived only by a written waiver signed by all the Banks or the Agent, as applicable. For purposes of determining satisfaction of the conditions set forth in Paragraph 4.1 hereof, each Bank agrees that, by funding its Commitment Percentage of the initial Borrowing subsequent to the Amendment Closing Date, it will be deemed to have approved any matter in such conditions requiring its approval. For purposes of determining satisfaction or waiver of the conditions set forth in Paragraph 4.2 hereof for any Borrowing subsequent to such initial Borrowing, each Bank which funds its Commitment Percentage of such subsequent Borrowing shall be deemed to have approved any matter disclosed by Coram in writing to such Bank (and to the Agent) at least three (3) Banking Days prior to such Borrowing, which writing refers specifically to Paragraphs 4.2 and 4.3 hereof and includes a statement to the effect that such Bank's funding shall be deemed a waiver of the applicable condition with respect to such matter. Such waiver shall not be deemed a waiver with respect to the conditions applicable to any subsequent Borrowing, but Coram shall not be required to send the Banks or the Agent any additional written notice.

         4.4 Failure of Conditions. This Agreement (exclusive of obligations of the Co-Borrowers stated herein to survive termination hereof) shall terminate if the Amendment Closing Date does not occur on or before February 10, 1995. In such event, Coram shall pay to the Agent on demand such amounts as may be due under the Commitment Letter. The obligation of Coram to make such payment shall survive termination of this Agreement.


                                   ARTICLE 5

               Representations and Warranties of the Co-Borrowers

         In order to induce the Agent and the Banks to enter into or become parties to this Agreement and to extend the Loans, each of the Co-Borrowers makes the following representations and warranties to the Agent and the Banks:

         5.1 Due Organization. Each of Coram and its Significant Subsidiaries is a corporation or partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and each is duly licensed or qualified to conduct business, and each is in good standing in, each jurisdiction wherein the character of the property owned or the nature of the business transacted by it makes such licensing or qualification necessary (except for jurisdictions in which the failure to so qualify or be in good standing would not have a Material Adverse Effect).

         5.2     Organization, Standing and Qualification of Subsidiaries.

         (a) Set forth in Schedule 5.2 attached hereto is a complete and accurate list of Coram's Subsidiaries as of the Schedule Preparation Date, showing their respective jurisdictions of incorporation or organization and, as of the Schedule Preparation Date, the jurisdictions in which each is qualified to do business. Set forth in Part 2 of Schedule 5.2 attached hereto is a complete and accurate list of any new or additional Subsidiaries of Coram since the Schedule Preparation Date showing their respective jurisdictions of incorporation.

         (b) The corporate charter or articles of incorporation and all amendments thereto or the partnership agreement or other constituent document and all amendments thereto for Coram and each of its Significant Subsidiaries have been duly filed (where required) and are in proper order. All of the outstanding capital stock of Coram and its Significant Subsidiaries has been validly issued in compliance with all federal and state securities laws and is fully paid and nonassessable. Except as specified in Schedule 5.2, all of the capital stock of or other ownership interest in each of the Subsidiaries listed in Schedule 5.2 attached hereto is owned by Coram or one of its Subsidiaries free and clear of all Liens.

         (c) Neither Coram nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any other equity interest therein.

         5.3     Absence of Certain Activities.  Except as set forth on
Schedule 5.2 attached hereto, neither Coram nor any or its Subsidiaries is a partner in any partnership or a joint venturer in any joint venture which partnership or joint venture accounts for more than one percent (1%) of the Consolidated Net Revenue of Coram and its Subsidiaries.

         5.4 Requisite Power. Except as set forth in Schedule 5.4 attached hereto, Coram and each of its Subsidiaries each has all requisite corporate or partnership power and all governmental licenses, permits, authorizations, consents and approvals necessary to own and operate its respective properties and to carry on its respective business as now conducted and as proposed to be conducted (except where the failure to do so would not have a Material Adverse Effect). Each of the Co-Borrowers has and each of the Subsidiary Guarantors has all requisite power to borrow the sums provided for in this Agreement and to execute, deliver, issue and perform this Agreement, the Notes, the Security Agreement, the Guaranty and the other Loan Documents to which any of them is a party.

         5.5 Authorization. All action on the part of Coram and each Subsidiary and their respective directors, stockholders and partners necessary for the authorization, execution and delivery and performance of this Agreement, the Notes, the Security Agreement, the Guaranty and the other Loan Documents has been duly taken and is in full force and effect.

         5.6 Officer Authorization. Each natural person executing this Agreement or any of the other Loan Documents on behalf of any Co-Borrower or any Subsidiary Guarantor is (as of the date of such execution) duly and properly in office and fully authorized to execute and deliver the same.

         5.7 Binding Nature. This Agreement, the Notes, the Security Agreement, the Guaranty and each of the other Loan Documents is, or upon the execution and delivery thereof will be, a legal, valid and binding obligation of the Co- Borrowers or of the Subsidiary Guarantors, where any of such parties is a signatory thereto, in full force and effect and enforceable in accordance with its respective terms, except for the effect of applicable laws regarding bankruptcy or insolvency and the effect of equitable principles generally.

         5.8 No Conflict. Except as set forth in Schedules 5.4 and 5.8, neither the execution nor delivery of this Agreement, the Notes, the Security Agreement, the Guaranty or any of the other Loan Documents nor performance of nor compliance with the terms and provisions hereof or thereof will (a) conflict with or result in a breach of any Governmental Requirement, or of any other material agreement or instrument binding upon Coram or any of its Subsidiaries, or conflict with or result in a breach of any provision of the corporate charter or by-laws, partnership, or other constituent document of Coram or any of its Subsidiaries, or (b) result in the creation or imposition of any Lien upon any property of Coram or any of its Subsidiaries pursuant to any such agreement or instrument (other than pursuant to the Security Agreement and the Guaranty). No authorization, consent or approval or other action by, and no notice to or filing with, any

Governmental Authority is required to be obtained or made by Coram or any of its Subsidiaries, other than those which will be obtained or made prior to the Amendment Closing Date, for the due execution, delivery and performance by Coram or any of its Subsidiaries of this Agreement, the Notes, the Security Agreement, the Guaranty or any of the other Loan Documents or for the validity or enforceability thereof.

         5.9 No Event of Default. No Event of Default or Incipient Default has occurred and is continuing or would result from the execution, delivery or performance of this Agreement, the Notes, the Security Agreement, the Guaranty or any of the other Loan Documents.

         5.10 Financial Statements. The financial statements heretofore delivered pursuant to the Prior Credit Agreement furnished to the Agent and the Banks, and the financial statements most recently delivered to the Agent pursuant to Paragraph 6.2(b) hereof, fairly present (except as previously disclosed in writing with respect to HMSS) the financial condition and results of operations of each Co-Borrower respectively, consolidated with the respective Subsidiaries of such Co-Borrower. Except as previously disclosed in writing with respect to HMSS, all such financial statements were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except that financial statements not dated as of the end of a fiscal year are subject to adjustments upon audit. Except as disclosed in such financial statements or otherwise disclosed in writing to the Banks, neither Coram nor any Subsidiary of Coram is liable for any material liability, direct or contingent, including, but not limited to, liabilities for taxes, long-term leases or long-term commitments, which would be required to be shown as a liability or otherwise disclosed in current financial statements.

         5.11    [Reserved].

         5.12 Real Property. Coram or one of its Subsidiaries has good marketable title in fee simple to, or a valid and subsisting leasehold interest in, all real property reasonably necessary for the operation of its business as a whole, free from all Liens, charges, mortgages, deeds of trust, security interests and encumbrances of any nature whatsoever, except for Permitted Encumbrances.

         5.13 Equipment. Coram and its Significant Subsidiaries own or have the right to use under valid and subsisting leases, equipment and fixtures, reasonably necessary for the operation of their business as a whole. Substantially all of the tangible property of Coram and its Significant Subsidiaries used in connection with their business is in good operating condition

(ordinary wear and tear excepted), usable in the ordinary course of business, and is adequate for the operation of their business.

         5.14 Contracts. Neither Coram nor any of its Subsidiaries nor, to the best knowledge of any of the Co- Borrowers, any other party to any of the material contracts to which Coram or any of its Subsidiaries is a party ("Key Contracts") is in material default thereunder, and there are no presently existing facts or circumstances which, if continued or on notice, could reasonably be expected to result in such a material default on the part of Coram or any of its Subsidiaries, or, to the best knowledge of any Co-Borrower, on the part of the other party thereto. No Co-Borrower has any knowledge that any other party to any of the Key Contracts intends to terminate such Key Contract.

         5.15 Intellectual Property. Schedule 5.15 attached hereto contains a complete and correct list of all material patents, copyrights, trademarks, licenses, service marks, trade names and other similar rights (the "Intellectual Property Rights") used by Coram or any of its Subsidiaries as of the Schedule Preparation Date. No proceedings have been instituted or are pending or have been threatened in writing which challenge the validity, ownership or use of any such Intellectual Property Rights which could reasonably be expected to have a Material Adverse Effect. To the best knowledge of each of the Co-Borrowers, no infringement of any Intellectual Property Right of any third party has occurred or would result in any way from the operations or business of Coram or any of its Significant Subsidiaries, and, except as set forth in Schedule 5.16, no claim has been made by any such third party based on allegation of any such infringement which could reasonably be expected to have a Material Adverse Effect.

         5.16    Litigation.  Excepting those matters set forth in Schedule
5.16 attached hereto, as of the Amendment Closing Date, there is no action, suit, investigation, tax claim or proceeding pending or, to the knowledge of each of the Co-Borrowers, threatened in writing against or affecting Coram or any Subsidiary or the property of Coram or any Subsidiary thereof, before any court, arbitrator or administrative or governmental body, which would reasonably be expected to have a Material Adverse Effect.

         5.17 Tax Returns and Tax Matters. Coram and each of its Subsidiaries has filed all federal and state income tax returns which are required to be filed, and each has paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due. There is no proposed, asserted or assessed material tax deficiency against Coram or any of its Subsidiaries, except those being contested in good faith and for which such reserve as is required by GAAP has been created.

         5.18    Employee Benefits.

         (a) Plans Maintained. Except as provided in Schedule 5.18(i) with respect to clauses (i) and (iii) below or in Schedule 5.18(ii) with respect to clauses (ii) and (iv) below, as of the Schedule Preparation Date, no Co-Borrower is, and no Controlled Group member is, a party to, contributes to or is currently obligated to contribute to any plans, programs, agreements, policies, commitments or other arrangements (whether or not set forth in a written document) in the following categories:

                 (i) Any funded employee pension benefit plan subject to Title IV of ERISA, including (without limitation) any Multiemployer Plan,

                 (ii) Any material plan, program, agreement, policy, commitment or other arrangement relating to severance or termination pay, whether or not published or generally known,

                 (iii) Any material retiree health care plan other than COBRA (as described in Section 5.18(g) below) and any material retiree life insurance plan, and

                 (iv) Any material plan that is an excess benefit plan or a "top hat" plan, as defined in section 3(36) or section 301(a) (3) of ERISA, and is unfunded, as described in section 4(b) (5) or section 301(a) (3) of ERISA.

         (b) Reporting and Disclosure. As of the Schedule Preparation Date, with respect to each Employee Benefit Plan, including employee welfare benefit plans not required to be listed in Schedule 5.18, and which is subject to the reporting, disclosure and record retention requirements set forth in
Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis, except where instances of failing to do so could not, considered in the aggregate, have a Material Adverse Effect. The representation and warranty set forth in this Paragraph 5.18(b) is made to the best knowledge of the Co-Borrowers to the extent that it applies to a Multiemployer Plan.

         (c) Qualification of Plans. Except as provided on Schedule 5.18(i), as of the Schedule Preparation Date, each plan which is listed in
Schedule 5.18(i) attached hereto, and which is intended to be qualified under section 401(a) of the Code, has been determined by the Internal Revenue Service in writing to be so qualified. To the best knowledge of the Co-Borrowers, since the Internal Revenue Service issued its determination with respect to any such plan, there has been no occurrence (including, without limitation, a plan amendment, the enactment of legislation or the adoption of regulations) that could cause such plan not to be so qualified. Within the applicable remedial amendment period described in the regulations under section 401(b) of the Code, an application for such a determination was or will be filed with the Internal Revenue Service with respect to each amendment to any such plan for which a failure to do so could reasonably be expected to have a Material Adverse Effect. Each such plan has in all material respects been administered in accordance with its terms and the applicable provisions of ERISA and the Code and the regulations thereunder. The representations and warranties set forth in this Paragraph 5.18(c) are made to the best knowledge of the Co-Borrowers with respect to any Multiemployer Plan.

         (d) Contributions and Premiums. All material contributions, premiums or other payments due from any Co-Borrower or any other member of the Controlled Group to (or under) any Employee Benefit Plan have been fully paid or adequately provided for on the books and financial statements of such Co-Borrower or other member of the Controlled Group.

         (e) Litigation and Extraordinary Claims. There are no pending or, to the best knowledge of the Co- Borrowers, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Employee Benefit Plan, (ii) any member of the Controlled Group with respect to any Employee Benefit Plan, or
(iii) any fiduciary with respect to any Employee Benefit Plan, for which any Co-Borrower may be directly or indirectly liable, through indemnification obligations or otherwise that, in the aggregate could reasonably be expected to have a Material Adverse Effect.

         (f) Prohibited Transactions. To the best knowledge of the Co-Borrowers, with respect to each Employee Benefit Plan which is subject to
Part 4 of Subtitle B of Title I of ERISA, there does not now exist, nor has there existed within the six-year period ending on the date hereof, any act or omission which constitutes a violation of sections 406 or 407 of ERISA and is not exempted by section 408 of ERISA or which constitutes a violation of section 4975(c) of the Code and is not exempted by section 4975(d) of the Code, except for violations which, considered in the aggregate, would not have a Material Adverse Effect.

         (g) COBRA. To the best knowledge of the Co-Borrowers, the Co-Borrowers and all of their Subsidiaries are in compliance with the requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, except for violations which, considered in the aggregate, would not have a Material Adverse Effect.

         5.19 Environmental Matters. (a) (i) The properties and operations of Coram and each of its Subsidiaries comply in all respects with all applicable Environmental Laws; (ii) none of the properties or operations of Coram or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law;
(iii) none of the properties or operations of Coram or any of its Subsidiaries is the subject of any federal or state investigation concerning any use or release of any Hazardous Substance; (iv) neither Coram nor any of its Subsidiaries, nor, to the best knowledge of each of the Co-Borrowers, any predecessor of Coram or any of its Subsidiaries, has filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment; (v) neither Coram nor any of its Subsidiaries has any contingent liability in connection with any release of any Hazardous Substance into the environment and no such release which could, under applicable law, require remediation has occurred; (vi) neither Coram nor any of its Subsidiaries' operations involve the generation, transportation, treatment, storage or disposal of Hazardous Substances, except for the generation of Hazardous Substances in the ordinary course of business, and except for such activities carried out through licensed independent contractors; (vii) neither Coram nor any of its Subsidiaries has disposed of any Hazardous Substance in, on or about any premises owned, leased or used by Coram or any of its Subsidiaries and, to the best of the knowledge of each of the Co-Borrowers, neither has any lessee, prior owner, or other Person; and (viii) no surface impoundments or, to the best of the knowledge of each of the Co-Borrowers, underground storage tanks are located in, on or about any of the premises owned, leased or used by Coram or any of its Subsidiaries; and, in the case of clauses (i) through (viii) above, any failure of the foregoing to be true and correct would reasonably be expected in the aggregate to have a Material Adverse Effect.

         (b) No Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release of any Hazardous Substance into the environment has been filed or attached to any of the premises owned, leased or used by Coram or any of its Subsidiaries.

         5.20 Insurance. Schedule 5.20 attached hereto contains a complete and accurate list, as of the Amendment Closing Date, of all liability insurance policies maintained by Coram or any of its Significant Subsidiaries. Coram and each of its Significant Subsidiaries maintain such insurance with insurers duly licensed in the applicable jurisdictions, in such amounts and against such risks and losses as is reasonable for their business and properties. All such insurance is in full force and effect and all premiums due in respect thereof have been paid.

         5.21 Compliance with Laws. Except as set forth in Schedule 5.21 attached hereto, as of the Amendment Closing Date, Coram and each of its Significant Subsidiaries are in compliance with all Governmental Requirements applicable to their properties, assets and business with only such exceptions as in the aggregate could not have a Material Adverse Effect. There are no proceedings pending or, to the best of their knowledge, threatened, to terminate or modify any material Governmental Approvals.

         5.22 Statutory Regulation. Neither Coram nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or is, directly or indirectly, controlled by or acting on behalf of any person which is an investment company, within the meaning of said Act. Neither Coram nor any of its Subsidiaries is subject to any state law or regulation regulating public utilities or similar entities, or is, within the meaning of the Public Utility Holding Company Act of 1935, as amended, (a) a holding company; (b) a subsidiary or affiliate of a holding company; or (c) a public utility. Neither Coram nor any of its Subsidiaries is subject to regulation under the Interstate Commerce Act or the Federal Power Act or under any other federal or state statute or regulation limiting or placing conditions upon their respective power or right to borrow money.

         5.23 Use of Proceeds; Regulation U. Neither Coram nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of the Loans will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock, except in compliance with such regulations. No part of the proceeds of the Loans will be used for any purpose which violates the provisions of Regulation G, T, U or X of said Board of Governors.

         5.24 Solvency. As of the Initial Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made and to be made hereunder, each of the Co- Borrowers is Solvent and each of their respective Significant Subsidiaries is Solvent.

         5.25    Fiscal year.  The fiscal year of Coram ends on December 31.

         5.26    [Reserved].

         5.27 Compliance With Physician Self-Referral Laws. Except as set forth on Schedule 5.27, as of the Amendment Closing Date, there presently exists (i) no assertion of any claim of material violation by Coram or any of its Subsidiaries of the Physician Self-Referral Laws, and (ii) no active inquiry, investigation or audit with respect to the compliance of Coram and its Subsidiaries with the Physician Self-Referral Laws.


                                   ARTICLE 6

                             Affirmative Covenants

         Each of the Co-Borrowers covenants and agrees that so long as any Obligation is outstanding or any Commitment is in effect it will comply with and, if applicable, cause each of its Subsidiaries to comply with the following provisions:

         6.1 Accounting Records. Coram and each of its Subsidiaries shall maintain adequate books and accounts in accordance with sound business practices and GAAP consistently applied. In the event of any changes in GAAP or in the application of GAAP to Coram and its Subsidiaries, the parties shall, unless they agree otherwise, continue to determine the compliance of the Co-Borrowers with the covenants herein set forth and otherwise interpret the provisions of this Agreement based on GAAP prior to any such changes.

         6.2 Financial Statements and Notices. Coram shall furnish directly to the Agent and each Bank the following financial statements, information and notices:

                 (a) Within forty-five (45) days after the close of each of the first three (3) fiscal quarters of each of Coram's fiscal years, commencing with the fiscal quarter ending March 31, 1995: (i) a statement of stockholders' equity for such quarter; (ii) a statement of changes in financial position or statement of cash flows (whichever is required by GAAP) for such quarter; (iii) an income statement for such quarter; and (iv) a balance sheet as of the end of such quarter. All such statements shall be prepared on a consolidated basis for Coram and its Subsidiaries, in reasonable detail, subject to year-end audit adjustments and without footnotes, shall include (commencing with the quarter ending March 31, 1995) appropriate comparisons to the same period for the prior year, and shall be certified by the Chief Financial Officer of Coram to have been prepared in accordance with GAAP consistently applied, subject to year-end audit adjustments;

                 (b) Within ninety (90) days after the close of each fiscal year, commencing with the fiscal year ending December 31, 1994 a copy of the annual audit report for such year for Coram, including for Coram and its Subsidiaries on a consolidated basis (i) a statement of stockholders' equity for such fiscal year; (ii) a statement of changes in financial position or statement of cash flows (whichever is required by GAAP) for such fiscal year, (iii) an income statement for such fiscal year, and (iv) a balance sheet as of the end of such fiscal year. All statements required by this Paragraph 6.2(b) shall include appropriate comparisons to the prior year. Such consolidated financial statements shall be audited by Ernst & Young or another independent certified public accounting firm acceptable to the Majority Banks, shall include a report of such accounting firm, which report shall be unqualified and shall state that such financial statements fairly present the financial position of Coram and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP, consistently applied. Such accounting firm shall also certify to the Agent and the Banks that in the course of the regular annual examination of the business of Coram and its Subsidiaries, which examination was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Default, or an Incipient Default, has occurred and is continuing as of the date of certification, or if, in the opinion of such accounting firm, an Event of Default or an Incipient Default has occurred and is continuing, a statement as to the nature thereof;

                 (c) Contemporaneously with each quarterly and year-end financial report required by the foregoing paragraphs (a) and (b), certificates in the forms ofExhibit 6.2(c)-1 attached hereto;

                 (d) Contemporaneously with each second quarter and year-end financial report required by the foregoing paragraph (b), a certificate in the form of Exhibit 6.2(c)-2 attached hereto, together with an updated version of, or addendum to, Schedule 5.2 as to the identity of, and jurisdictions of incorporation or organization of, Coram's Subsidiaries to the extent that such information set forth in
         Schedule 5.2 has changed since the date of the most recent version ofSchedule 5.2;

                 (e) Furnish from time to time the information required under the Security Agreement with respect to (i) changes in the chief executive offices of Coram or any Subsidiary or locations at which records with respect to the accounts receivable of Coram or any Subsidiary are kept, as specified by Section 11(a) thereof, and (ii) changes in or additions to the locations at which the inventory and equipment of Coram and its Subsidiaries are kept, as specified by
         Section 9(a) of the Security Agreement;

                 (f) Promptly notify the Agent of the creation or acquisition of any new Wholly Owned Subsidiary, or of any investment that results in a new Wholly Owned Subsidiary, and within ten (10) days from the creation or formation thereof, furnish the Agent a Security Agreement Supplement in the form specified by the Security Agreement, duly executed by such Wholly Owned Subsidiary;

                 (g) Contemporaneously with each year-end financial report required by the foregoing paragraph (b), a schedule identifying all insurance then in effect and certificates evidencing such insurance;

                 (h) Promptly after they are released, sent, made available or filed, copies of all press releases, material reports, proxy statements and financial statements that Coram sends or makes available to its stockholders generally and all registration statements and reports that Coram files with the Securities and Exchange Commission, or any other governmental official, agency or authority; copies of all such reports provided that include the information required to be provided pursuant to Paragraph 6.2(a) or 6.2(b) shall to that extent be deemed to satisfy such requirements;

                 (i) Promptly but in no event later than one (1) Banking Day after a Responsible Officer of any Co-Borrower obtains knowledge of (i) the occurrence of an Event of Default or an Incipient Default, or (ii) any default or event of default as defined in any evidence of Indebtedness in excess of one million Dollars ($1,000,000) or under any agreement, indenture or other instrument under which such Indebtedness has been created, whether or not such Indebtedness is accelerated or such default waived, the Co-Borrowers shall notify the Agent, and, within five (5) calendar days after obtaining such knowledge, the Co-Borrowers shall provide the Agent with a statement of a Responsible Officer setting forth details thereof and the action which the Co-Borrowers propose to take with respect thereto;

                 (j) As soon as available, any written report involving the internal controls of Coram and its Subsidiaries submitted to Coram by its independent public accountants in connection with their annual or interim special audit of the financial condition of Coram and its Subsidiaries;

                 (k) Promptly but in no event later than five (5) calendar days after a Responsible Officer learns thereof, written notice of any actual or threatened claim, litigation, suit, investigation, proceeding or dispute against or affecting Coram or any of its Subsidiaries, which: (i) may have a Material Adverse Effect; (ii) involves a monetary amount in excess of one million Dollars ($1,000,000) and is not covered by insurance; (iii) is reasonably expected to result in a strike, work stoppage, boycott, shutdown or other labor disruption against or involving Coram or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; (iv) could reasonably be expected materially to limit, prohibit or restrict the manner in which Coram or any of its Subsidiaries currently conducts its business; or (v) concerns any alleged violation by Coram or any of its Subsidiaries, or any of their respective predecessors, of any Environmental Law, where there exists a reasonable possibility that such violation could materially affect any of the properties or the operations of Coram or such Subsidiary or any alleged material noncompliance of any of the properties or the operations of Coram or such Subsidiary therewith;

                 (l)      As soon as possible, and in any event within twenty
         (20) calendar days, after a Responsible Officer learns that any of the following events has occurred, such Responsible Officer shall deliver to the Agent a statement describing such event and any action that the Co-Borrowers propose to take with respect thereto: (i) any Reportable Event with respect to a Pension Plan; (ii) the institution of proceedings by the PBGC to terminate any Pension Plan or to have a trustee appointed to administer such plan, or receipt of notice of any intention by the PBGC to do so; (iii) the filing of a request for a minimum funding waiver by a Co-Borrower or a member of the Controlled Group under section 412 of the Code with respect to any Pension Plan or any employee pension benefit plan (as defined in section 3(2) of ERISA) maintained by any member of the ERISA Affiliated Group; or (iv) the receipt by any Co-Borrower or any other member of the Controlled Group of a material demand for withdrawal liability under section 4219 or 4202 of ERISA;

                 (m) As soon as possible, and in any event within ten (10) days after receipt of a written request from the Agent or the Majority Banks, the Co-Borrowers shall deliver to the Agent, as requested by either the Agent or the Majority Banks: (i) a copy of any Employee Benefit Plan or summary description of such plan; (ii) a copy of any report, description or other document filed with any governmental agency with respect to any Employee Benefit Plan or any plan (as defined in section 3(3) of ERISA) maintained by any Co-Borrower or any ERISA Affiliate; or (ii) a copy of any notice, determination letter, ruling or opinion that any Co-Borrower or any other Controlled Group member receives from any governmental agency with respect to any Employee Benefit Plan;

                 (n) Not later than thirty (30) days prior to commencement of each fiscal year of Coram, a copy of Coram's consolidated financial projections for such fiscal year, including a projected consolidated balance sheet, income statement, and statement of changes in financial position or statement of cash flows for and as of the end of such fiscal year, together with the annual budget for such fiscal year;

                 (o) Within a reasonable time after a request therefor, such other information as the Agent or the Majority Banks may reasonably request; and

                 (p) Within fifteen (15) days from the end of each calendar month, commencing on April 15, 1995, a report setting forth the month end balance as of the end of such calendar month in each deposit account maintained by Coram and each of its Subsidiaries.

         6.3 Inspection of Property Books and Records. (a) Coram and each of its Subsidiaries shall permit the Agent or any of the Banks, at such reasonable times and intervals as the Agent or Banks may designate upon reasonable notice, at their own expense, by and through the representatives of the Agent or any of the Banks, to inspect, audit and examine their respective books and records, to make copies thereof, to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, and to visit and inspect their respective properties; provided, however, when an Event of Default exists representatives of the Agent or any of the Banks may visit and inspect at the expense of the Co-Borrowers such properties at any time during business hours and without advance notice.

         (b) Coram and its Subsidiaries shall extend their cooperation and assistance and comply with the requests of the Agent or the Majority Banks or their respective representatives in connection with any audit regarding the Collateral and will furnish any information requested in respect thereof, including, without limitation, appraisals of the Collateral, lien search reports, and physical counts. At the request of the Agent or the Majority Banks, the Co-Borrowers shall pay the reasonable fees and expenses of an accounting firm selected by the Majority Banks to conduct examinations of the Accounts of Coram and its Subsidiaries from time to time. The Co-Borrowers shall also pay all reasonable out-of-pocket expenses of the Collateral Agent in connection with any other audit or examination of the Collateral hereunder.

         6.4 Maintenance of Existence. Coram and each of its Subsidiaries shall preserve and maintain their respective existences and all of their material licenses, permits, privileges and franchises and other rights necessary or desirable in the normal course of their businesses, and will use reasonable efforts, in the ordinary course and consistent with past practice, to preserve their respective business organization and preserve the goodwill and business of the customers, suppliers and others having business relations with them, except where the failure to do so would not have a Material Adverse Effect; provided, however, that the foregoing shall not preclude the merger of any Wholly Owned Subsidiary of Coram into another Wholly Owned Subsidiary of Coram if permitted under Paragraph 7.1 hereof.

         6.5 Tax Returns. Coram and each of its Subsidiaries shall file all federal and state income tax returns which are required to be filed, and shall pay all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except any such assessments which are being contested in good faith and for which such reserve as is required by GAAP has been created.

         6.6 Qualifications To Do Business. Coram and each of its Subsidiaries shall qualify to do business and shall remain in good standing in each jurisdiction in which the nature of their business requires them to be so qualified, except where the failure to so qualify could not in the aggregate have a Material Adverse Effect.

         6.7 Compliance with Laws. Coram and its Subsidiaries shall comply with all Governmental Requirements, except where the failure to do so could not have a Material Adverse Effect.

         6.8 Material Agreements. Coram and its Subsidiaries shall comply in all respects with the terms of each agreement to which any of them is a party, except where all instances of any failure to so comply would not, in the aggregate, have a Material Adverse Effect.

         6.9 Insurance. Coram and its Significant Subsidiaries shall maintain in full force and effect insurance of such types and in such amounts as are customarily carried in their respective lines of business, including, but not limited to, fire, hazard, public liability, property damage, products liability and workers' compensation insurance. All such insurance policies which insure real or personal property shall include a standard form Lender's loss payee endorsement, naming the Collateral Agent as loss payee. All such insurance policies which insure liability shall name the Agent as additional insureds for the benefit of the Agent and each Bank. Coram shall deliver or cause to be delivered to the Agent, as the Agent may from time to time request, schedules identifying all insurance then in effect with respect to Coram and its Significant Subsidiaries and certificates evidencing such insurance.

         6.10 Facilities. Coram and its Subsidiaries shall keep the material properties (in the aggregate) used in their respective businesses in good repair, working order and condition, and from time to time shall make necessary repairs or replacements thereto so that their property shall be maintained adequately for its intended use; and provided further, however, that nothing herein shall restrict or preclude Coram from dissolving or liquidating any Subsidiary that does not constitute a Significant Subsidiary.

         6.11 Taxes and Other Liabilities. Coram and its Significant Subsidiaries shall pay and discharge when due any and all material indebtedness, obligations, liabilities, assessments and real and personal property taxes, including, but not limited to, federal and state income and personal and real property taxes, except as may be subject to good faith contest or as to which a bona fide dispute may arise; provided, however, that adequate reserves in accordance with GAAP or other provision is made to the satisfaction of the Majority Banks for prompt payment thereof in the event that it is found that any of the above are due and owing.

         6.12 Governmental Approvals. Except where the failure to do so could not have a Material Adverse Effect, Coram and its Subsidiaries shall apply for, diligently pursue, and obtain or cause to be obtained, and shall thereafter maintain in full force and effect all Governmental Approvals that shall now or hereafter be necessary under any Governmental Requirement (i) for land use, public and employee health and safety, pollution or protection of the environment, and (ii) for the operation of the business of Coram and the Subsidiaries. Coram shall promptly notify the Agent in the event of any, and provide the Agent with a copy of all notices of, denial, suspension, or revocation of any material Governmental Approvals.

         6.13 Compliance with Governmental Approvals and Governmental Requirements. Except where the failure to do so could not have a Material Adverse Effect, Coram and each of its Subsidiaries shall comply with all terms and conditions of all Governmental Approvals and with all other limitations, restrictions, obligations, schedules, timetables and reporting requirements in any Governmental Requirements in all material respects.

         6.14 Compliance with Environmental Laws. Coram shall, and shall cause each of its Subsidiaries to, conduct its respective operations and keep and maintain its respective property in substantial compliance with all Environmental Laws except where the failure to do so would not have a Material Adverse Effect.

         6.15 Prevent Contamination. Coram and its Subsidiaries shall (i) conduct their operations in such a way as to prevent material contamination of any part of their respective properties by any Hazardous Substance; (ii) manage all Hazardous Substances in a manner that does not require a Hazardous Waste Facility Permit, and in compliance in all material respects with all Governmental Requirements and Governmental Approvals; and (iii) not intentionally or recklessly, and endeavor not to unintentionally, and not permit any other Person to, emit, release or discharge into air, soil, surface water or groundwater, any Hazardous Substance in excess of permitted levels or reportable quantities, or other concentrations, standards, or limitations under any Governmental Requirements or Governmental Approvals in the case of each of the foregoing clauses (i) through (iii) if the failure to do so would have a Material Adverse Effect.

         6.16 Tax Qualification. For any Employee Benefit Plan which is intended to be qualified under section 401(a) of the Code, the Co-Borrowers shall, or shall use their best efforts to cause the respective member of the Controlled Group to:

                 (a) Use its best efforts to seek and receive determination letters from the Internal Revenue Service stating that such plan, or any material amendment to such plan, meets the requirements for qualification under section 401(a) of the Code, unless there is no reasonable possibility that the failure to do so would have a Material Adverse Effect;

                 (b) Use its best efforts to cause such plan to meet such requirements in operation and to be administered in accordance with the requirements of the Code and ERISA, unless the failure to do so could not reasonably be expected to result in a liability described in Paragraph 8.1(h)(i) hereof; and

                 (c) Use its best efforts to refrain from taking any action that would cause such plan to lose its qualification under section 401(a) of the Code or to violate the requirements of the Code or ERISA in any material respect.

         6.17 Funding. Each Co-Borrower shall, and shall use its best efforts to cause each other member of the Controlled Group to, make all material contributions that it is required to make by law or by any plan prior to the earliest date when statutory Liens could be imposed under the Code or ERISA on any assets of such Co-Borrower or such member of the Controlled Group in order to satisfy payment of such contributions. Each Co-Borrower shall not, and shall use its best efforts to not permit any other member of the Controlled Group to, allow or suffer any material statutory Lien to be placed upon its assets under the Code or ERISA.

         6.18    Financial Tests.  The Co-Borrowers shall,

                 (a) Maintain for each period of four (4) fiscal quarters ending at the end of each fiscal quarter set forth below, a Leverage Ratio of not more than the ratio set forth below for such period:

         Period                                                             Leverage Ratio
         ------                                                             --------------
         December 31, 1994                                                   3.50 to 1.00
         March 31, 1995                                                      3.50 to 1.00
         June 30, 1995                                                       3.50 to 1.00
         September 30, 1995, and
           each quarter end thereafter                                       3.00 to 1.00

                 (b) Maintain EBITDA of not less than the following for each period indicated:

         Period                                                    Minimum EBITDA
         ------                                                    --------------
         Four (4) fiscal quarters
           ending on December 31, 1994                              $37,500,000

         Four (4) fiscal quarters
           ending on March 31, 1995                                 $40,000,000

         Four (4) fiscal quarters
           ending on June 30, 1995                                  $45,000,000

                 (c) Maintain, for the four (4) fiscal quarters ending on the last day of each fiscal quarter set forth below, a Cash Flow Coverage Ratio of not less than the ratio set forth opposite such period:


                                                                             Minimum Cash
                                                                             Flow Coverage
         Period                                                                  Ratio
         ------                                                              -------------
         December 31, 1994                                                   1.75 to 1.00
         March 31, 1995                                                      1.50 to 1.00
         June 30, 1995                                                       1.75 to 1.00
         September 30 , 1995 and
           each quarter end thereafter                                       2.00 to 1.00

                 (d) Maintain a Sales Turnover Ratio of not less than 3.25 to 1.00 for the period of four (4) fiscal quarters ending on the last day of each fiscal quarter, commencing with the quarter ending December 31, 1994.

         6.19 Concentration Account. The Co-Borrowers shall maintain the Concentration Account with Wells Fargo Bank, N.A. or another financial institution which is acceptable to the Agent and with respect to which a lien has been placed on such account by the Agent on behalf of the Banks. All other bank accounts maintained by Coram and any of its Wholly Owned Subsidiaries (other than accounts maintained exclusively for the purpose of making disbursements) shall be and at all times remain subject to instructions to transfer all funds out of such accounts into the Concentration Account no less frequently than Friday of each week (or, when a Friday is not a Banking Day, then on the previous Banking Day).

         6.20 Compliance Procedures. Coram and its Subsidiaries shall at all times comply with applicable Physician Self Referral Laws and shall maintain adequate internal audit procedures to assure substantial compliance with applicable Physician Self-Referral Laws.



                                   ARTICLE 7

                               Negative Covenants

         Each of the Co-Borrowers covenants and agrees that so long as any Obligation is outstanding or any Commitment is in effect, it will comply with and, if applicable, cause each of its Subsidiaries to comply with the following provisions:

         7.1 Mergers. Neither Coram nor any of its Subsidiaries shall enter into any merger, consolidation, reorganization or recapitalization, or any agreement to do any of the foregoing, except pursuant to a Permitted Acquisition and except that any Wholly Owned Subsidiary of Coram may be merged into another Wholly Owned Subsidiary of Coram.

         7.2 Change of Business. Neither Coram nor any of its Subsidiaries shall change the nature of its business or engage in any other business other than the businesses which are substantially similar to the lines of business in which Coram and its Subsidiaries are engaged as of the Initial Closing Date.

         7.3 Distributions. Neither Coram nor any of its Subsidiaries shall, directly or indirectly, make or declare any dividend (in cash, securities or any other form of property) on, or other payment or distribution on account of, or set aside assets for a sinking or other similar fund for purchase, or redeem, purchase, retire or otherwise acquire, any capital stock of Coram, or make any other distribution in respect thereof, whether in cash or other property; provided, however, that (a) Coram may declare and distribute dividends payable solely in its common stock; (b) provided that no Incipient Default or Event of Default exists, then (i) Coram may repurchase shares of its common stock from former employees at an amount not to exceed the then current market value for such stock, and (ii) Coram may make other distributions or payments in respect of its capital stock not to exceed two hundred fifty thousand Dollars ($250,000) in the aggregate; and (c) Coram may purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent re-sale of any common stock purchased from employees or issue of new shares of its common stock.

         7.4 Accounting Policies. Except in order to comply with GAAP, Coram shall not materially change any of its accounting policies or its fiscal year or the fiscal year of any of its Subsidiaries.

         7.5 Investments. Neither Coram nor any of its Subsidiaries shall make (or acquire as part of an acquisition) any Investment, except (a) future investments in any Wholly Owned Subsidiary of Coram (provided that such Wholly Owned Subsidiary is a Subsidiary Guarantor and is a party to the Security Agreement); (b) Investments in cash or cash equivalents; (c) Investments in accordance with the Cash Management Policy; (d) Permitted Acquisitions; (e) Investments by Coram consisting of loans at arms' length terms to any Person in which Coram, directly or indirectly, owns more than a twenty percent (20%) equity interest (but which is not a Wholly Owned Subsidiary of Coram), provided that (i) at all times the Collateral Agent has a perfected security interest in all of Coram's rights to repayment thereof and security therefor, (ii) that the aggregate principal amount of such loans outstanding at any time, when added to the aggregate amount of Investments made pursuant to clause (h) below, shall not exceed four million Dollars ($4,000,000), and (iii) any such Loans entered into after the Amendment Closing Date shall be evidenced by a promissory note;
(f) Employee Loans not exceeding four million Dollars ($4,000,000) in aggregate principal amount at any time outstanding; (g) Reverse Repurchase Agreements maturing within thirty (30) days of the date of purchase; provided that no such Reverse Repurchase Agreement shall mature after June 30, 1995, and provided further that the aggregate amount of such Reverse Repurchase Agreements does not exceed seventy-five percent (75%) of all short-term Investments of the Co-Borrowers; and (h) other Investments not exceeding five million Dollars ($5,000,000) in the aggregate.

         7.6 Liens. Neither Coram nor any of its Subsidiaries shall mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, any of their respective assets of any kind now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Encumbrances.

         7.7 Contingent Obligations. Neither Coram nor any of its Subsidiaries shall become liable, directly or indirectly, for any

Contingent Obligation except: (a) endorsements for collection or deposit in the ordinary course of business; (b) Contingent Obligations incurred by Coram or one of its Subsidiaries for the benefit of Coram or one of its Wholly owned Subsidiaries; (c) Contingent Obligations of Coram and its Subsidiaries existing as of the Initial Closing Date; (d) Letters of Credit not to exceed $5,000,000 in aggregate face amount outstanding at any time; and (e) other Contingent obligations incurred by Coram or one of its Wholly Owned Subsidiaries for the benefit of a Subsidiary which is not a Wholly Owned Subsidiary of Coram, which Contingent obligations outstanding under this clause (e) do not at any time exceed one million Dollars ($1,000,000) in the aggregate.

         7.8 Indebtedness. Neither Coram nor any of its Subsidiaries shall incur, create, assume or permit to exist any Indebtedness except: (a) the Obligations; (b) Indebtedness where payment is secured by a Permitted Encumbrance (other than a Permitted Encumbrance described in clause (k) of the definition of "Permitted Encumbrances"); (c) taxes, assessments and governmental charges or levies which are not delinquent or which are being contested in good faith and for which, in accordance with GAAP adequate reserves have been set aside on the books of Coram or the affected Subsidiary of Coram; (d) current liabilities incurred in connection with the obtaining of goods or services in the ordinary course of business; (e) Indebtedness incurred to finance a Permitted Acquisition, provided that such Indebtedness matures after the Final Maturity Date; (f) Indebtedness owing by a Subsidiary acquired in a Permitted Acquisition provided that such Indebtedness was not incurred or created in connection with or in contemplation of such Permitted Acquisition;
(g) Indebtedness owing from Coram to a Wholly Owned Subsidiary of Coram or from one Wholly Owned Subsidiary of Coram to another Wholly Owned Subsidiary of Coram; (h) Indebtedness incurred in connection with Rate Contracts; (i) Indebtedness which is subordinated to payment of the Obligations, provided that the terms of repayment of such Indebtedness and the terms of subordination are acceptable to Majority Banks; (j) Indebtedness undertaken by Coram in settlement of contingent obligations to pay additional consideration undertaken in connection with the acquisition prior to the Initial Closing Date of capital stock or other ownership of a business or a line of business, but not to exceed one million five hundred thousand Dollars ($1,500,000) in the aggregate; (k) Indebtedness of a Subsidiary of Coram incurred by reason of an Investment made pursuant to Paragraph 7.5(e) hereof; (l) Contingent Obligations permitted under Paragraph 7.7 hereof; (m) interest-bearing Indebtedness shown on Schedule 7.8 attached hereto and any other Indebtedness (other than interest-bearing Indebtedness) existing on the Initial Closing Date; and (n) any extensions, renewals and refinancings of the Indebtedness securing Permitted Encumbrances described in clauses (g), (h) and (i) of the definition of "Permitted Encumbrances", provided that the principal amount of such Indebtedness is not increased.

         7.9 Sale of Assets. Other than (a) sales of assets (excluding readily marketable securities) where the aggregate gross cash proceeds therefrom do not exceed five million Dollars ($5,000,000) for any calendar year, (b) sales of readily marketable securities, (c) sales of the assets set forth on Schedule 2.3(c)(ii) attached hereto, and (d) sales of inventory and other property in the ordinary course of business, neither Coram nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of their respective assets (including, but not limited to, sales of stock of Subsidiaries, but excluding sales, transfers, leases or other dispositions between or among any of Coram and any of its Wholly Owned Subsidiaries).

         7.10 Sale-Leaseback Transactions. Neither Coram nor any of its Subsidiaries shall enter into any Sale-Leaseback Transaction.

         7.11 Capital Expenditures. Coram and its Subsidiaries, considered in the aggregate, shall not during any calendar year set forth below make Consolidated Capital Expenditures in excess of the amount set forth below for such year:

                                                            Maximum Consolidated
         Period                                             Capital Expenditures
         ------                                             --------------------
         Year Ending December 31, 1994                           $15,000,000
         Year Ending December 31, 1995                           $25,000,000
         Six Months Ending June 30, 1996                         $15,000,000

         7.12 Transactions with Affiliates. Excepting the transactions or arrangements described in Schedule 7.12 attached hereto, neither Coram nor any of its Subsidiaries shall, directly or indirectly, enter into any transaction or permit to exist any relationship material to Coram or any of its Subsidiaries with or for the benefit of an Affiliate on terms which are not fair and reasonable to Coram or such Subsidiary. Prior to Coram or any of its Subsidiaries engaging in any transaction or relationship permitted by this Paragraph 7.12, Coram shall determine that such transaction has been negotiated or such relationship will be conducted in good faith and that such transaction is fair and reasonable to Coram (or its Subsidiary).

         7.13 Restrictive Agreements. Coram shall not and shall not permit any of its Subsidiaries to enter into any agreement which restricts the ability or right of any such Subsidiary to make payments to Coram or another Subsidiary of Coram by way of dividends, distributions, returns of capital, advances, reimbursement or otherwise.

         7.14 Prepayments. Neither Coram nor any of its Subsidiaries shall prepay any Indebtedness which is subordinated to the Obligations provided that nothing herein shall preclude Coram or any Subsidiary from effecting any conversion of any such Indebtedness into common stock.

         7.15 Certain ERISA Payments. No Co-Borrower shall, and none of their respective Subsidiaries shall, make any payment of any material liability arising under ERISA or under the Code of any Controlled Group member which is not a Subsidiary of such Co-Borrower.

         7.16 Compliance with ERISA. No Co-Borrower shall, directly or indirectly, and each Co-Borrower shall use its best efforts to prevent any Controlled Group member from directly or indirectly undertaking to:

                 (a) Maintain, become a party to, contribute to or become or be obligated to contribute to a Pension Plan, if such maintenance or contribution would result in material unfunded liabilities in excess of one million Dollars ($1,000,000) immediately following such action;

                 (b) Maintain, become a party to, contribute to or become obligated to contribute to a material plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, as described in section 4(b) (4) of ERISA; or

                 (c) Maintain, become a party to, contribute to or being obligated to contribute to or otherwise provide material health care or material life insurance benefits to retirees or survivors of employees.

         7.17 Litigation Settlement. T2 shall not carry out any settlement with respect to the T2 Shareholder Litigation if such settlement agreement would require that cash payments (net of insurance proceeds received by T2 or which T2 has a right to receive under a binding written agreement) aggregating more than twenty-five million Dollars ($25,000,000) be made to or for the benefit of the plaintiffs (a "Nonpermitted Settlement"), and T2 shall not enter into any such agreement to carry out any such Nonpermitted Settlement unless the obligations of T2 thereunder are conditional upon approval thereof by the Majority Banks under this Agreement or upon payment in full of the Obligations and complete termination of the Commitments.

         7.18 Adoption of "Rabbi Trust". Neither Coram nor any of its Subsidiaries shall adopt or fund any so-called "rabbi trust" unless the terms thereof, the Security Agreement and such other documents as may be executed pursuant to the Security Agreement result in the Collateral Agent and the Banks having a perfected security interest of first priority in the right of reversion with respect thereto in favor of the trustor, its creditors, or a trustee of the trustor's estate.

                                   ARTICLE 8

                               Events of Default

         8.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

                 (a) Payments. The Co-Borrowers shall fail to pay when due any installment of principal or interest due hereunder, or the Co-Borrowers shall fail to pay not later than two (2) Banking Days after the date when due any other sum payable hereunder or under any of the other Loan Documents;

                 (b) Certain Covenants in This Agreement. Any Co-Borrower shall default in the performance of any of its agreements set forth in Paragraphs 6.18 through 6.20 hereof or in Article 7 hereof;

                 (c) Other Covenants and Agreements. Coram or any of its Subsidiaries shall default in the performance of any of their respective agreements set forth in any other provision herein or in the Guaranty or in any of the other Loan Documents (and not constituting an Event of Default under any of the other clauses of this Paragraph 8.1) and such default shall continue for thirty (30) days;

                 (d) Representations and Warranties. Any representation, warranty or certification made by any of the Co-Borrowers or any of their Subsidiaries or any officer of any of the Co-Borrowers or any of their Subsidiaries, in any of the Loan Documents, shall be untrue in any material respect, on any date as of which the facts set forth are stated or certified;

                 (e) Monetary Judgment. A judgment shall be entered against Coram or any of its Subsidiaries in the uninsured or unbonded portion of which is in excess of five million Dollars ($5,000,000) and such judgment shall remain unstayed, unvacated, undischarged or unsatisfied for thirty (30) days;

                 (f) Non-Monetary Judgments. Any final nonmonetary judgment, order or decree shall be rendered against Coram or any of its Subsidiaries which may have a Material Adverse Effect, and either
         (i) enforcement proceedings shall have been commenced by any Person upon such judgment or order or (ii) there shall be any period of thirty (30) days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, unless such judgment, order or decree shall, within such thirty- day period, be vacated or discharged (other than by satisfaction thereof);

                 (g) Liens for Pension Contributions. Any statutory Lien shall have been placed upon the assets of any Co-Borrower or any member of the Controlled Group under the Code or ERISA in an amount in excess of two hundred and fifty thousand Dollars ($250,000);

                 (h) ERISA. (i) An Employee Benefit Plan that is intended to be qualified under section 401(a) of the Code shall lose its qualification, and the resulting loss or cost to any Co-Borrower or any other member of the Controlled Group can reasonably be expected to exceed five million Dollars ($5,000,000); (ii) the commencement or increase of contributions to, the adoption of, or the amendment of a Pension Plan by, any Co- Borrower or any other Controlled Group member shall result in a net increase in unfunded liabilities to any Co-Borrower or any other Controlled Group member in the aggregate in excess of five million Dollars ($5,000,000) immediately following such action; (iii) any termination of a single employer Employee Benefit Plan (as defined in section 4001(a) (15) of ERISA, but also including a plan amendment described in section 4041(e) of ERISA) or any complete or partial withdrawal from a Multiemployer Plan shall occur, or steps shall have been taken by any Person that make it reasonable to expect that such termination or withdrawal will occur, and such termination or withdrawal could reasonably be expected to result in liability of any Co-Borrower or any member of the Controlled Group to the PBGC, to a trustee or to such Multiemployer Plan in the aggregate amount of five million Dollars ($5,000,000) or more; (iv) a Co-Borrower or any member of the Controlled Group shall apply under section 412 of the Code for a waiver of the minimum funding standard; or (v) a Co-Borrower or any member of the Controlled Group shall incur liability attributable to the participation of a member of the ERISA Affiliated Group (other than the Co-Borrower or a member of the Controlled Group) in an employee benefit plan (as defined in section 3(3) of ERISA) and such liability will or can reasonably be expected to have a Material Adverse Effect;

                 (i) Cross-Default. Coram or any of its Subsidiaries shall default (unless waived) in the payment when due, whether by acceleration or otherwise, of any amount of principal or interest due in respect of Indebtedness in an aggregate principal amount greater than five million Dollars ($5,000,000), or any guaranty of such Indebtedness, or default (unless waived) in the performance or observance (subject to any applicable grace period) of any agreement, covenant or condition with respect to any such Indebtedness or guaranty if the effect of such default is to accelerate the maturity of any such Indebtedness or to permit the holder or holders of any such Indebtedness or guaranty, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity or to call upon such guaranty in advance of nonpayment of the guaranteed Indebtedness;

                 (j) Bankruptcy. Coram or any of its Subsidiaries shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or shall consent to the institution of an involuntary case thereunder against it; or Coram or any of its Subsidiaries shall file a petition initiating or shall otherwise institute any similar Insolvency Proceeding under any other applicable federal or state law, or shall consent thereto; or Coram or any of its Subsidiaries shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, or Coram or any of its Subsidiaries shall make an assignment for the benefit of creditors; or Coram or any of its Subsidiaries shall admit in writing its inability to pay its debts generally as they become due; or, if an involuntary case shall be commenced seeking the liquidation or reorganization of Coram or any of its Subsidiaries under Chapter 7 or Chapter 11, respectively, of the United States Bankruptcy Code, or any similar proceeding shall be commenced against Coram or any of its Subsidiaries under any other applicable federal or state law, and (i) the petition commencing the involuntary case is not timely controverted; or (ii) the petition commencing the involuntary case is not dismissed within forty-five
         (45) days of its filing; or (iii) an interim trustee is appointed to take possession of all or a portion of the property and/or to operate all or any part of the business of Coram or such Subsidiary; or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over Coram or such Subsidiary, or of all or a part of the property of any of the foregoing, shall have been entered; or any other similar relief shall be granted against Coram or any of its Subsidiaries under any applicable federal or state law;

                 (k) Material Adverse Change. The Majority Banks shall have determined in their reasonable judgment that a Material Adverse Change has occurred since September 30, 1994;

                 (l) Invalidity of Loan Documents. Any of the Loan Documents shall cease for any reason to be in full force and effect or any party thereto (other than the Agent or the Banks) shall purport to disavow its obligations thereunder, shall declare that it does not have any further obligation thereunder or shall contest the validity or enforceability thereof;

                 (m) Impairment of Collateral. A judgment creditor of any of the Co-Borrowers or any of their Subsidiaries shall obtain possession of any of the Collateral having a value in excess of five million Dollars ($5,000,000) by any means, including, but not limited to, levy, distraint, replevin or self-help, or the Collateral Agent's or the Banks' security interest in, or Lien on, any portion of the Collateral with a fair market value in excess of five million Dollars ($5,000,000) shall become impaired or otherwise unenforceable;

                 (n)      Change of Control.  A Change of Control shall occur;
         or

                 (o) Change of Management. James Sweeney shall cease to act as Chairman of the Board of Directors and Chief Executive Officer of Coram.

         8.2 Termination of Commitment and Acceleration. If any Event of Default described in Paragraph 8.1(j) hereof shall occur, the Commitments shall terminate immediately, and the Notes and all other obligations shall become immediately due and payable, all without notice of any kind. If any other Event of Default shall be continuing, the Agent or the Majority Banks may declare the Commitments to be terminated and the outstanding Notes and all other Obligations to be due and payable, or all of the foregoing, whereupon the Commitments shall be terminated and the Notes and all other Obligations shall immediately become due and payable, all as so declared by the Agent or the Majority Banks and without presentment, demand, protest or other notice of any kind. Any such declaration made pursuant to this Paragraph 8.2 may be rescinded by the Agent or the Majority Banks.


                                   ARTICLE 9

                                   The Agent

         9.1 Appointment and Authorization. Each Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

         9.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that has been selected with reasonable care.

         9.3 Liability of Agent. Neither the Agent, nor any of its Affiliates, nor any of their respective officers, directors, employees, agents, or attorneys-in-fact (collectively, the "Agent-Related Persons") shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement (except for their own gross negligence or willful misconduct) or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Co-Borrowers or any Subsidiary of Coram or any officer thereof contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Co-Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Coram or any of its Subsidiaries.

         9.4     Reliance by Agent.

         (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or telephone message, statement or other document or conversation believed by the Agent to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Coram or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Agent shall first receive such advice or concurrence of the Majority Banks as the Agent shall deem appropriate and, if the Agent so requests, the Agent shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         (b) For purposes of determining compliance with the conditions specified in Paragraphs 4.1 and 4.2 hereof, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Majority Banks unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from a Bank prior to the extension of a Borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or such Bank shall not have made available to the Agent the Bank's ratable portion of such Borrowing.

         9.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees payable to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or a Co-Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article 8; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Agent shall deem advisable in the best interests of the Banks.

         9.6 Credit Decision. Each Bank expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of Coram and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Coram and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Co-Borrowers hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Coram and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Coram and its Subsidiaries which may come into the possession of any of the Agent-Related Persons.

         9.7 Indemnification. The Banks agree to indemnify the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Co-Borrowers and without limiting the obligation of the Co-Borrowers to do so), ratably according to the respective amounts of their outstanding Loans, or, if no Loans are outstanding, their outstanding Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans) be imposed on, incurred by or asserted against any such person any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such person under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent promptly upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys' fees and the allocated cost of in-house counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Co-Borrowers.

         9.8 Agent in Individual Capacity. The Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of business with Coram or any of its Subsidiaries as though the Agent were not the Agent hereunder and without notice to the Banks. With respect to its Loans, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

         9.9 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon thirty (30) days' notice to the Banks. The new Agent shall succeed to all the rights, powers and duties of the Agent hereunder, including the rights, powers and duties of the Agent as the Collateral Agent. If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the Agent shall appoint, after consulting with the Banks and Coram, a successor agent from among the Banks. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the prior Agent, and the retiring Agent's rights, powers and duties as such shall be terminated. After any retiring Agent's resignation hereunder as such, the provisions of this Article 9 and Paragraphs 10.6, 10.7 and 10.8 hereof shall inure to the benefit of such Agent as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         9.10 Co-Agents. The Co-Agents shall have no duties or obligations under this Agreement or the other Loan Documents in their capacities as Co-Agents.


                                   ARTICLE 10

                                 Miscellaneous

         10.1    Successors and Assigns and Sale of Interests.

         (a) The terms and provisions of this Agreement shall be binding upon, and, subject to the provisions of this Paragraph 10.1, the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that no Co-Borrower may assign this Agreement or any of the rights, duties or obligations of such Co-Borrower hereunder without the prior written consent of all of the Banks.

         (b) Any Bank, with the written consent of Coram, which shall not be unreasonably withheld, and with the written consent of the Agent, and upon three (3) Banking Days' written notice to the Agent, may at any time assign and delegate to any Person, or, with notice to Coram and the Agent but without the consent of either Coram or the Agent, may assign and delegate to any of its wholly owned Affiliates (each an "Assignee") all or any part of the Loans or the Commitments or any other rights or obligations of such Bank hereunder in a minimum amount of five million Dollars ($5,000,000), representing the principal amount of the Loans assigned plus the amount of the Commitment Percentage so assigned multiplied by the Total Commitment Amount; provided, however, that the Co-Borrowers and the Agent may continue to deal solely and directly with such Bank in connection with the interests so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Co-Borrowers and the Agent by such Bank and the Assignee and (ii) such Bank and its Assignee shall have delivered to the Co-Borrowers and the Agent an Assignment and Acceptance in the form of
Exhibit 10.1 (an "Assignment and Acceptance") together with any Note or Notes subject to such assignment; and (iii) the processing fee of three thousand five hundred Dollars ($3,500) shall have been paid to the Agent. Notwithstanding the foregoing, any Bank may at any time, with notice to Coram and the Agent but without the consent of either Coram or the Agent, assign and delegate all or any part of the Loans or the Commitments or any other rights or obligations of such Bank hereunder to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, so long as such assignment does not relieve such Bank from its obligations hereunder.

         (c) From and after the date that the Agent notifies the assignor Bank that it has received the Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents and (ii) assignor Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

         (d) Within five (5) Banking Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance, the Co-Borrowers shall execute and deliver to the Agent new Notes evidencing such Assignee's assigned Loans and Commitment Amount and, if the assignor Bank has retained a portion of its Loans and its Commitment Amount, replacement Notes in the Commitment Amount retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent necessary to reflect the addition of the Assignee and the resulting adjustment of the Assignor's Commitment Amount arising therefrom. The Commitment Amount allocated to each Assignee shall reduce such the Commitment Amount of the assigning Bank pro tanto.

         (e) Any Bank may at any time sell to one or more banks or other entities (a "Participant") participating interests in any Loans, the Commitment Amount of that Bank or any other interest of that Bank hereunder in a minimum amount of five million Dollars ($5,000,000); provided, however, that (i) the Bank's obligations under this Agreement shall remain unchanged, (ii) the selling Bank shall remain solely responsible for the performance of such obligations, (iii) the Co-Borrowers and the Agent shall continue to deal solely and directly with the selling Bank in connection with such Bank's rights and obligations under this Agreement, and (iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to this Agreement except to the extent such amendment, consent or waiver would require unanimous consent as described in the first proviso to Paragraph 10.3 hereof. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Co- Borrowers hereunder shall be determined as if such Bank had not sold such participation, except that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

         10.2 No Implied Waiver. No delay or omission to exercise any right, power or remedy accruing to the Agent or any Bank upon any breach or default of any of the Co-Borrowers under this Agreement or under any of the other Loan Documents shall impair any such right, power or remedy of the Agent or any Bank, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default occurring thereafter, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring theretofore or thereafter.

         10.3 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document and no consent with respect to any departure by any of the Co-Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, do any of the following:

                 (a) increase the Commitment Amount of any Bank or subject any Bank to any additional obligations;

                 (b) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due hereunder or under any Loan Document;

                 (c) reduce the principal of, or the rate of interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document;

                 (d) change the definition of "Majority Banks" or the percentage of the aggregate Commitment Percentages or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder;

                 (e)      amend this Paragraph 10.3; or

                 (f) release any material portion of the Collateral, (unless pursuant to a bona fide arms' length transaction not with an Affiliate of Coram which transaction either permitted by this Agreement of, if such transaction requires the consent of the Majority Banks, such consent has been obtained);

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks, affect the rights or duties of the Agent under this Agreement, and (ii) the definition of "Majority Banks" or the percentage of the aggregate Commitment Percentages or of the aggregate principal amount of the Loans which shall be required for the Banks or any of them to take any action here-under may be changed without the consent of the Co-Borrowers.

         10.4 Remedies Cumulative. All rights and remedies, either under this Agreement, by law or otherwise afforded to the Agent or the Banks shall be cumulative and not exclusive, and any single or partial exercise of any power or right hereunder or thereunder does not preclude other or further exercise thereof, or the exercise of any other power or right.

         10.5 Severability. Any provision of this Agreement, the Notes or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction, shall be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of this Agreement, the Notes and the other Loan Documents shall remain valid.

         10.6 Costs, Expenses and Attorneys' Fees. The Co-Borrowers shall reimburse the Agent for all reasonable costs and expenses, including, but not limited to, reasonable attorneys' fees and expenses (including the allocated cost of the Agent's internal counsel) and appraisal, audit, review, search and filing fees and expenses, expended or incurred by the Agent in connection with the preparation, negotiation and execution of this Agreement, in connection with the initial Borrowing, in amending this Agreement, or extending any waiver or consent hereunder, or in any transaction referred to in Paragraph 10.1(b) hereof, and shall reimburse the Agent and the Banks for all costs and expenses, including, but not limited to, reasonable attorneys' fees and expenses (including the allocated cost of the Agent's internal counsel), expended or incurred by the Agent or any Bank in collecting any sum which becomes due under the Notes or under this Agreement or any of the other Loan Documents, or in the protection, perfection, preservation and enforcement of any and all rights of the Agent or any Bank in connection with the Loan Documents, including, without limitation, the fees and costs incurred in any out-of-court work-out or a bankruptcy or reorganization proceeding.
This obligation on the part of the Co-Borrowers shall survive the expiration or termination of this Agreement, with or without occurrence of the Initial Closing Date.

         10.7 General Indemnification. The Co-Borrowers shall indemnify and hold each Bank, the Agent and each of their directors, officers, employees, Affiliates, attorneys and agents (collectively referred to herein as the "Bank Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, any expenses (including attorneys' fees and the allocated cost of in-house counsel) incurred by any such Bank Indemnitee in connection with any investigation in connection with any such matter, whether or not any such Bank Indemnitee shall be designated a party thereto) which may be imposed on, incurred by or asserted against such Bank Indemnitees by any Person other than the Bank with which such Bank Indemnitee is affiliated (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement, any other Loan Documents, or any act, event or transaction related or attendant thereto; the making of Loans hereunder, the management of the Loans (including any liability under federal, state or local environmental laws or regulations), the use or intended use of the proceeds of the Loans (collectively, the "Indemnified Matters"); provided, however, that the Co-Borrowers shall have no obligation to any Bank Indemnitee under this Paragraph 10.7 with respect to Indemnified Matters to the extent such Indemnified Matters were caused by or resulted from the gross negligence or willful misconduct of a Bank Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Co-Borrowers shall contribute to the payment and satisfaction of all Indemnified Matters incurred by the Bank Indemnitees the maximum portion which the Co-Borrowers are permitted to pay and satisfy under applicable law. This indemnification shall survive repayment by the Co-Borrowers of all Loans made under this Agreement, and the termination of this Agreement without occurrence of the Initial Closing Date.

         10.8 Environmental Indemnification. The Co-Borrowers hereby agree to indemnify, defend and hold harmless each Bank Indemnitee, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, charges, expenses or disbursements (including attorneys' fees and the allocated cost of in-house counsel), which may be incurred by or asserted against such Bank Indemnitee in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any property subject to a mortgage in favor of the Collateral Agent, the Agent or any Bank. No action taken by legal counsel chosen by the Agent or any Bank in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Co-Borrowers' obligations and duties hereunder to indemnify and hold harmless the Agent and each Bank.
In no event shall site visit, observation, or testing by the Agent or any Bank be a representation that Hazardous Materials are or are not present in, on, or under the site, or that there has been or shall be compliance with any law, regulation, or ordinance pertaining to Hazardous Materials or any other applicable governmental law. Neither the Co- Borrowers nor any other party is entitled to rely on any site visit, observation, or testing by the Agent or any Bank. Neither the Agent nor any Bank owes any duty of care to protect any Co-Borrower or any other party against, or to inform any Co-Borrower or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Neither the Agent nor any Bank shall be obligated to disclose to any Co-Borrower or any other party any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Bank. This indemnification shall survive repayment of all Loans made under this Agreement and termination of the Commitments, and the termination of this Agreement without occurrence of the Initial Closing Date.

         10.9 Notices. Any notice which the Co-Borrowers, the Agent or any of the Banks may be required or may desire to give to the other parties under any provision of this Agreement shall be in writing by electronic facsimile transmission and shall be deemed to have been given or made when transmitted and addressed to any Bank at the address set forth on the signature pages hereto or to the Agent or the Co-Borrowers as follows:

         To any of the
         Co-Borrowers:           Coram Healthcare Corporation
                                 Curaflex Health Services, Inc.
                                 HealthInfusion, Inc.
                                 Medisys, Inc.
                                 T2 Medical, Inc.
                                 H.M.S.S., Inc.
                                 1125 17th Street
                                 15th Floor
                                 Denver, Colorado  80202
                                 Attention:  Richard M. Smith, Treasurer

                                 Facsimile:  (303) 298-0043

         Copy to:                Richard A. Fink, Esq.
                                 Brobeck, Phleger & Harrison
                                 4675 MacArthur Court,
                                 Suite 1000
                                 Newport Beach, California 92660

                                 Facsimile:  (714) 752-7522

         To the Agent:           Toronto Dominion (Texas), Inc.
                                 909 Fannin Street, Suite 1700
                                 Houston, Texas  77010
                                 Attention:  Manager, Agency
                                 Facsimile:  (713) 951-9921

         Copy to:                The Toronto-Dominion Bank
                                 31 West 52nd Street
                                 New York, New York 10019
                                 Attention:  Ms. Beth Olmstead

                                 Facsimile:  (212) 397-4135

         Copy to:                Powell, Goldstein, Frazer & Murphy
                                 Sixteenth Floor
                                 191 Peachtree Street
                                 Atlanta, Georgia  30303
                                 Attention:  Douglas S. Gosden, Esq.

                                 Facsimile:  (404) 572-6999


Any party may change the address to which all notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties in conformity with this paragraph, but such change shall not be effective until notice of such change has been received by the other parties.

         10.10 Entire Agreement. This Agreement, together with the exhibits to this Agreement and all of the other Loan Documents, is intended by the Co-Borrowers, the Agent and the Banks as a final expression of their agreement and, together with all of the other Loan Documents, is intended as a complete statement of the terms and conditions of their agreement. This Agreement and the other Loan Documents contain all of the agreements and understandings between or among the Co-Borrowers, the Agent and the Banks concerning the Loans and the other transactions contemplated hereby.

         10.11 Governing Law and Consent to Jurisdiction. The validity, construction and effect of this Agreement, the Notes and all of the other Loan Documents shall be governed by the laws of the State of New York, without regard to its laws regarding choice of applicable law, but giving effect to federal laws applicable to national and federally insured banks. All judicial proceedings brought against the Co-Borrowers with respect to this Agreement, the Notes or any of the other Loan Documents may be brought in any state or federal court of competent jurisdiction in the State of New York, and the Co-Borrowers accept for themselves and their assets and properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts. Each of the Co-Borrowers waives, to the fullest extent permitted by applicable law, any objection (including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall limit the right of a Bank or the Agent to bring proceedings against the any Co-Borrower in the court of any other jurisdiction.

         10.12 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

         10.13 Waiver of Jury Trial. Each of the Co-Borrowers waives any right to trial by jury with regard to any action of any type or nature whatsoever under or concerning this Agreement or any of the other Loan Documents or in any way related to the Loans or the administration or enforcement thereof.

         10.14 Headings. Captions, headings and the table of contents in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

         10.15 Amendment and Restatement. Each of the parties hereto agrees that, from and after the Amendment Closing Date, this Agreement shall amend and restate the Prior Credit Agreement in its entirety and the Notes delivered hereunder shall be substituted for the Notes that were previously outstanding under the Prior Credit Agreement, which shall thereupon be deemed cancelled. In connection therewith the security interests in the Collateral created pursuant to the Prior Credit Agreement and the other Loan Documents shall be preserved and continue in full force and effect. Except as expressly amended or supplemented pursuant hereto or in connection herewith, the Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.


               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by its duly authorized officers as of the date and year first above written.


CO-BORROWERS:                        CORAM HEALTHCARE CORPORATION


                                     By /s/ RICHARD M. SMITH
                                        --------------------------------------

                                     Title TREASURER
                                           -----------------------------------



                                     CURAFLEX HEALTH SERVICES, INC.


                                     By /s/ RICHARD M. SMITH
                                        --------------------------------------

                                     Title TREASURER
                                           -----------------------------------



                                     HEALTHINFUSION, INC.


                                     By /s/ RICHARD M. SMITH
                                        --------------------------------------

                                     Title TREASURER
                                           -----------------------------------



                                     MEDISYS, INC.


                                     By /s/ RICHARD M. SMITH
                                        --------------------------------------

                                     Title TREASURER
                                           -----------------------------------



                                     T2 MEDICAL, INC.


                                     By /s/ RICHARD M. SMITH
                                        --------------------------------------

                                     Title TREASURER
                                           -----------------------------------


                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]





CREDIT AGREEMENT
Signature Page 1

                                     H.M.S.S., INC.


                                     By /s/ RICHARD M.SMITH
                                        --------------------------------------

                                     Title TREASURER
                                           -----------------------------------




AGENT: TORONTO DOMINION (TEXAS), INC., as Agent for the Banks


                                     By /s/ MARTHA L. GARIEPY
                                        --------------------------------------

                                     Title VICE PRESIDENT
                                           -----------------------------------




BANKS:                               TORONTO DOMINION (TEXAS), INC.,
                                       as a Bank


                                     By /s/ MARTHA L. GARIEPY
                                        --------------------------------------

                                     Title VICE PRESIDENT
                                           -----------------------------------

                                     Address:         The Toronto-Dominion Bank
                                                      909 Fannin Street
                                                      Suite 1700
                                                      Houston, Texas 77010

                                     Facsimile:  (713) 951-9921

                                                      The Toronto-Dominion Bank
                                                      31 West 52nd Street
                                                      New York, New York 10019

                                     Attention:       Ms. Beth Olmstead

                                     Facsimile:       (212) 397-4135

                                     Commitment Percentage: 46.66666666%





CREDIT AGREEMENT
Signature Page 2

                                     BANK OF AMERICA NATIONAL TRUST AND
                                     SAVINGS ASSOCIATION, as a Bank


                                     By: /s/ WYATT R. RITCHIE
                                         -------------------------------------

                                     Title VICE PRESIDENT
                                           -----------------------------------

                                     Address:       Bank of America National
                                                     Trust and Savings
                                                     Association
                                                    555 S. Flower Street
                                                    Department 5618
                                                    Los Angeles, California
                                                     90071

                                     Attention:     Mr. Ed Han

                                     Facsimile:     (213) 228-2756

                                     Commitment Percentage: 26.66666667%


                                     THE BANK OF NOVA SCOTIA, as a Bank


                                     By /s/ M.K. MUNOZ
                                        --------------------------------------

                                     Title RELATIONSHIP MANAGER
                                           -----------------------------------

                                     Address:       Suite 2700
                                                    600 Peachtree Street
                                                    Atlanta, Georgia  30308

                                     Attention:     Mrs. Mary Munoz

                                     Facsimile:     (404) 888-8998

                                     Commitment Percentage: 26.66666667%





CREDIT AGREEMENT
Signature Page 3